Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 5, 2013

BY AND AMONG

STERIGENICS U.S., LLC,

STERIGENICS FLORIDA ACQUISITION CORP.,

AND

FOOD TECHNOLOGY SERVICE, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 5, 2013 (this “Agreement”) is by and among Sterigenics U.S., LLC, a Delaware limited liability company (“Parent”), Sterigenics Florida Acquisition Corp., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Food Technology Service, Inc., a Florida corporation (the “Company”).

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into the Company, with the Company surviving the Merger as a wholly-owned Subsidiary of Parent (the “Merger”), pursuant to which each issued and outstanding share of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock owned directly or indirectly by Parent, Merger Sub or the Company and other than Dissenting Shares, shall be converted into the right to receive an amount of cash, without interest, equal to the Per Share Merger Consideration and subject to withholding of any applicable Taxes as required by Law;

WHEREAS, a special committee (such committee, including any successor committee thereof existing as of the date of this Agreement or any reconstitution thereof, the “Special Committee”) of the Board of Directors of the Company (the “Company Board”), consisting of independent and disinterested directors, was formed for the purposes of, among other matters, (i) reviewing, evaluating and negotiating a strategic transaction involving the Company and (ii) recommending to the Company Board for its approval, what action, if any, should be taken by the Company with respect to such strategic transaction;

WHEREAS, the Company Board, upon considering, among other things, the recommendation of the Special Committee, has unanimously, of those directors voting, (i) determined and declared that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) adopted this Agreement and approved the execution, delivery and performance of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby in accordance with this Agreement and in accordance with the provisions of the Florida Business Corporation Act, as amended (the “FBCA”), (iii) unanimously, of those directors voting, resolved (without limiting Section 6.4(e) (Change in Recommendation; Termination)) to recommend the adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby by the stockholders of the Company (the recommendation described in clause (iii), the “Company Board Recommendation”);

WHEREAS, the Board of Directors of Parent and the Board of Directors of Merger Sub have (i) declared it advisable to enter into this Agreement and (ii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the Merger and the other transactions contemplated hereby (the Merger and the other transactions contemplated hereby, collectively, the “Transactions”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent’s willingness to enter into this Agreement, the holders of Company Common Stock set forth on Exhibit A-1 (the “Significant Holders”), are executing a Stockholder Agreement with Parent (the “Stockholder Agreement”);

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Transactions contemplated hereby and to prescribe certain conditions to the Merger;

WHEREAS, certain definitions of capitalized terms used in this Agreement but not otherwise defined herein are set forth in Exhibit B hereto.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

Article 1

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, in accordance with the FBCA, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (hereinafter referred to as the “Surviving Corporation”), and upon the effectiveness of the Merger, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article 2.

Section 1.2 Effective Time of the Merger. Subject to the terms and conditions hereof, as soon as practicable following the Closing on the Closing Date, the Company and Parent shall cause the articles of merger attached hereto as Exhibit C (the “Articles of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Florida as provided in Section 1105 of the FBCA and shall take all such reasonable further actions as may be required by Law to make the Merger effective. The Merger shall become effective at the time when the Articles of Merger has been duly filed with the office of the Secretary of State of the State of Florida or at such later date and time as Parent and the Company shall agree and specify in the Articles of Merger (the “Effective Time”).

Section 1.3 Closing. The closing of the Merger (the “Closing”) shall take place as promptly as practicable, but in no event later than 10:00 a.m. (Florida time) on the earlier of (i) the first (1st) Business Day after the satisfaction or waiver (to the extent permitted hereunder and subject to applicable law) of the conditions set forth in Article 7 (other than those conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver (to the extent permitted hereunder and subject to applicable law) of such conditions at the Closing), and (ii) the Company Outside Date, subject to the satisfaction or waiver as of the Company Outside Date (to the extent permitted hereunder and subject to applicable law) of the conditions set forth in Article 7 (other than those conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver (to the extent permitted hereunder and subject to applicable law) of such conditions at the Closing, in each case, unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Holland & Knight LLP, 100 North Tampa Street, Suite 4100, Tampa, Florida 33602, unless another place is agreed to in writing by the parties hereto. The date on which the Closing actually takes place shall be referred to herein as the “Closing Date”.

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the FBCA with respect to the merger of domestic corporations. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.5 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Company acquired or to be acquired by reason of, or as a result of, the Merger, the Company, the Surviving Corporation, Parent and their respective proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the foregoing entities are fully authorized and directed in the name of the Company, the Surviving Corporation, Parent or otherwise to take any and all such actions.

Article 2

THE SURVIVING CORPORATION

Section 2.1 Articles of Incorporation. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation after the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company, until thereafter amended in accordance with its terms and as provided in the FBCA.

Section 2.2 Bylaws. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation after the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company, and thereafter may be amended in accordance with its terms and as provided by the articles of incorporation of the Surviving Corporation and the FBCA.

Section 2.3 Directors and Officers. The directors and officers of Merger Sub in office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of the Effective Time, and thereafter such directors and officers shall serve in accordance with the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Article 3

EFFECT OF THE MERGER

Section 3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, or any holder of any stock or other equity ownership interest of the Company, Parent or Merger Sub:

(a)	Conversion of Shares. Each share (each, a “Share” and collectively, the “Shares”) of the Company Common Stock issued and outstanding immediately prior to the Effective Time (except as otherwise provided in this Section 3.1 (Conversion of Capital Stock) and Shares (“Dissenting Shares”) that are, as of immediately prior to the Effective Time, owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 1302 of the FBCA with respect to such Shares) shall be converted into the right to receive, subject to applicable withholding Taxes required by Law, the Per Share Merger Consideration, without interest. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate evidencing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration therefor, subject to applicable withholding Tax required by Law, upon the surrender of such certificate in accordance with Section 3.2 (Exchange of Certificates and Merger Consideration).

(b)	Treasury Shares; Parent and Merger Sub Owned Shares. Each Share held in the treasury of the Company and each Share owned by Parent (or any of its Affiliates), Merger Sub or any subsidiary of the Company, if any, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no consideration shall be delivered with respect thereto.

(c)	Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the sole stockholder of Merger Sub, each issued and outstanding share of common stock of Merger Sub shall be converted into one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

Section 3.2 Exchange of Certificates and Merger Consideration.

(a)	Exchange Agent. On the Closing Date, Parent will deposit, or cause to be deposited, with a bank or trust company designated by Parent (the “Exchange Agent”), for the benefit of the holders of Shares, the cash required to make payments in respect of the Merger consideration as required by Section 3.1(a) (Conversion of Shares) (such cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent will, pursuant to irrevocable instructions, deliver the cash payments contemplated to be issued pursuant to Section 3.1(a) (Conversion of Shares) out of the Exchange Fund. The Exchange Fund will not be used for any other purpose.

(b)	Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding Shares (the “Certificates”), and whose Shares were converted into the right to receive the applicable Per Share Merger Consideration pursuant to Section 3.1 (Conversion of Capital Stock), (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates (or affidavits of loss in lieu of such Certificates) to the Exchange Agent, shall include a release in form reasonably agreeable to Parent and the Company, and shall be in such form and have such other provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration for each Share evidenced thereby. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Certificates shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each Share formerly evidenced thereby, in accordance with Section 3.1(a) (Conversion of Shares), and the Certificates so surrendered shall be canceled. After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. Until surrendered as provided in this Section 3.2(b) (Exchange Procedures), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration for each Share evidenced thereby. No interest will be paid or accrue on any amounts payable upon surrender of any Certificate.

(c)	No Further Ownership Rights in Shares. All Merger consideration paid upon exchange of the Shares in accordance with the terms hereof will be deemed to have been paid in full satisfaction of all rights pertaining to such Shares so exchanged.

(d)	Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for six (6) months after the Effective Time will be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article 3 will thereafter look only to Parent for payments in respect of the applicable Merger consideration payable pursuant to this Agreement. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(e)	No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any of the Merger consideration would otherwise escheat or become the property of any Governmental Entity), any amounts payable in respect thereof shall, to the extent permitted by law, become the property of Parent, free and clear of all claims or interest on any person previously entitled thereto.

(f)	Tax Withholding. Each of the Surviving Corporation, Parent and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required by Law to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be. Any amounts deducted and withheld from the consideration otherwise payable pursuant to this Agreement shall be remitted by Parent, the Surviving Corporation or the Exchange Agent to the appropriate Governmental Entity on a timely basis.

(g)	Lost, Stolen or Destroyed Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger consideration payable pursuant to Section 3.1(a) (Conversion of Shares) with respect to the Shares evidenced by such Certificate.

Section 3.3 Stock Transfer Books. At and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except for the right to receive the Merger consideration pursuant to Section 3.1(a) (Conversion of Shares), without interest. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Certificates formerly evidencing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger consideration in accordance with this Article 3.

Section 3.4 Treatment of Company Stock-Based Securities.

(a)	Treatment of Company Stock Options. The Company shall take all actions, if required, to provide that each outstanding option to purchase shares of Company

Common Stock (a “Company Stock Option”) and granted under any stock option plan, program or agreement to which the Company is a party (the “Company Stock Option Plans”), whether or not then exercisable, shall, as of the Effective Time, be cancelled, and the holder thereof shall be entitled to the right to receive, without any interest thereon, an amount in cash, for each share of Company Common Stock then subject to the Company Stock Option, payable promptly (in no event later than three (3) Business Days) following the Effective Time equal to the difference (if any) between (x) the Per Share Merger Consideration and (y) per share exercise price with respect to such Company Stock Option. Such cash payment shall be subject to and reduced by all applicable Taxes required by Law to be withheld in respect of such payment. Notwithstanding the foregoing, at least 20 days prior to the Closing, the Company shall provide a notice of the Transaction to each holder of a Company Stock Option in a form reasonably acceptable to Parent, which shall indicate for each holder the number of securities held by such holder and the related exercise price. The surrender of a Company Stock Option in exchange for the consideration contemplated by this Section 3.4(a) (Treatment of Company Stock-Based Securities) shall be deemed a release of any and all rights the holder had or may have had in respect thereof; provided, that for any Company Stock Option where no payment is required to be made under this Section 3.4(a) (Treatment of Company Stock-Based Securities) because such payment amount would be equal to or less than zero, such Company Stock Option will be cancelled and terminated at the Effective Time without any exercise thereof or further action with respect thereto, and no payment shall be made with respect thereto. The Company shall take all actions to provide that, upon the Effective Time, (i) the Company Stock Option Plans and any similar plan or agreement of the Company shall be terminated, and (ii) no holder of any Company Stock Option will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Company Stock Option.

(b)	Payment of Option Consideration. Simultaneously with the consummation of the Merger, Merger Sub shall pay to the Company an amount in cash equal to the aggregate amount of consideration to be paid to holders of Company Stock Options pursuant to this Section 3.4 (Treatment of Company Stock-Based Securities), and the Surviving Corporation shall cause such consideration to be paid to such holders promptly (in no event later than one (1) Business Day) following the Effective Time.

(c)	Corporate Actions; Rule 16b-3. The Company shall take all steps reasonably required to cause the transactions contemplated by this Section 3.4 (Treatment of Company Stock-Based Securities), including, but not limited to, adopting all resolutions, giving all timely notices, obtaining all necessary consents from each holder of Company Stock Options, and take any other actions which are necessary, including with each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act, to be exempt under Rule 16b-3 of the Exchange Act. The form and substance of any such resolutions, notices, and consents shall be subject to review and approval of Parent, such approval not to be unreasonably withheld or delayed.

Section 3.5 Dissenting Shares. No Person who, prior to the Effective Time, has perfected a demand for appraisal rights pursuant to Section 1323 of the FBCA with respect to any Dissenting Shares shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn (in accordance with Section 1323(2) of the FBCA) or lost such Person’s right to appraisal pursuant to the FBCA with respect to such Dissenting Shares and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares, and each such share of Company Common Stock shall, to the fullest extent permitted by applicable law, thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Per Share Merger Consideration as provided in Section 3.1(a) (Conversion of Shares). Unless and until a Dissenting Stockholder shall have effectively so withdrawn or lost such Dissenting Stockholder’s right to appraisal pursuant to the FBCA with respect to such Dissenting Shares, such Dissenting Stockholder shall be entitled to receive only the payment provided by Sections 1301-1333 of the FBCA with respect to such Dissenting Shares. The Company shall give Parent (i) prompt written notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal by Company stockholders under the FBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands, waive any failure to timely deliver a written demand for appraisal in accordance with the FBCA, or agree to do any of the foregoing.

Article 4

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent prior to the execution of this Agreement (which schedule sets forth items of disclosure with specific reference to the particular section or subsection of this Agreement to which the information in the Company Disclosure Schedule relates; provided, however, that, notwithstanding anything in this Agreement to the contrary (i) any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to each other section or subsection of this Agreement if and to the extent it is reasonably apparent from the disclosed information that such disclosure applies to such other representations and warranties; and (ii) the inclusion of an item in such Schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or could have, a Company Material Adverse Effect), the Company represents and warrants to Parent and Merger Sub:

Section 4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction, as set forth in Section 4.1(a) of the Company Disclosure Schedule, in which the assets and properties owned, leased and operated by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to be so qualified or in good standing would not be material to the Company. True, accurate and complete copies of (i) the Company’s Articles of Incorporation and Bylaws, in each case as in effect on the date hereof, including all amendments thereto, (the “Company Organization Documents”) and (ii) the minutes of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company held since January 1, 2010, have heretofore been made available to Parent, except that appropriate redactions have been made thereto to remove certain information in the Board of Director minutes with respect to Alternative Transactions contemplated by the Company as an alternative to the Transactions contemplated hereby. The Company is not in violation of its Articles of Incorporation or Bylaws. Section 4.1(b) of the Company Disclosure Schedule lists the current directors and officers of the Company.

Section 4.2 Capitalization.

(a)	Capital Structure. The authorized capital stock of the Company consists of 5,000,000 shares, all of which are designated Company Common Stock. At least twenty five percent (25%) of the issued and outstanding Shares are owned beneficially and of record by the Significant Holders. As of the date of this Agreement, (i) 2,837,133 shares of Company Common Stock were issued and outstanding, (ii) 5,154 shares of Company Common Stock were held in treasury, and (iii) options to purchase 97,000 shares of Company Common Stock were issued and outstanding. As of the date hereof, the Company has reserved 37,000 shares of Company Common Stock for issuance under the Company’s 2009 Stock Plan and has reserved an additional 60,000 shares of Company Common Stock granted outside the plan to Mr. Hunter (the “Hunter Option”). Other than the Company’s 2009 Option Plan and the Hunter Option, the Company neither maintains nor has any obligations under any stock option plan or other equity compensation related plans or agreements. All of the issued and outstanding shares of Company Common Stock have been, and all shares of capital stock of the Company issuable upon the exercise of outstanding securities when issued will be, duly authorized and are validly issued and are fully paid and nonassessable. No issued and outstanding shares of the Company’s capital stock are subject to a repurchase or redemption right or right of first refusal or condition of forfeiture in favor of the Company, and no shares of Company Common Stock are subject to vesting restrictions. Since October 1, 2008, the Company has not declared or paid, or become responsible to declare or pay, and the Company is not responsible for or have any obligation to declare or pay, a dividend or other distribution on its securities or otherwise combined, split, recapitalized or taken similar actions with respect to its outstanding capital stock. All securities repurchased, redeemed or reacquired by the Company were reacquired in compliance, in all material respects, with (i) the applicable provisions of the FBCA and all other applicable Laws, and (ii) all requirements, in all material respects, set forth in applicable Contracts with securityholders applicable therein.

(b)	No Other Equity Securities; No Voting or Other Rights. Except for the issued and outstanding shares of Company Common Stock described in Section 4.2(a) (Capital Structure), there are no issued or outstanding shares of capital stock or other equity securities of the Company. Except as set forth in Section 4.2(c) of the Company Disclosure Schedule, there are no outstanding (and the Company does not have any obligations to grant or issue any) subscriptions, options, Contracts, commitments, restrictions, stock appreciation rights, phantom stock, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other Contract and also including any rights plan or other anti-takeover agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company’s capital stock or other securities of the Company and the Company is not in breach, and has no liabilities, under any such agreement. There are no voting trusts, proxies or other Contracts or understandings to which the Company is a party or is bound with respect to the voting of any shares of the Company’s capital stock, the acquisition (including rights of co-sale, first refusal, antidilution or pre-emptive rights), disposition, registration of securities of the Company, or other rights of securityholders, or obligations of the Company, with respect to the securities of the Company. The Company has complied in all material respects with all obligations of the Company to register its securities pursuant to such agreements. Section 4.2(c) of the Company Disclosure Schedule sets forth the number of shares of Company Common Stock issuable, as of the date of this Agreement, upon the exercise of outstanding Company Stock Options. All shares of Company Common Stock issuable upon exercise of Company Stock Options have been duly reserved for issuance by the Company, and upon issuance of such shares of Company Common Stock in accordance with the terms of the applicable Company Plan or other arrangement, will be duly authorized, validly issued and fully paid and non-assessable and will not be subject to any preemptive or similar rights. The Company has not granted any preemptive rights, anti-dilutive rights, rights of first refusal with respect to its shares of capital stock that are in effect, and none of the outstanding securities of the Company were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. All securities of the Company (including all shares of Company Common Stock, securities, options and warrants to purchase shares of Company Common Stock, (both outstanding as well as those that are no longer outstanding)), have been and were issued and granted pursuant to an exception from the Securities Act and otherwise in compliance, in all material respects, with all securities and other applicable Laws, in compliance with the fiduciary obligations of the board of directors of the Company, and in compliance with all requirements of applicable Contracts affecting, applicable to or relating to, such issuances.

(c)

Company Stock Options. Section 4.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all record holders of outstanding Company Stock Options, indicating with respect to each of the Company Stock Options, (i) the number of shares of Company Common Stock subject to such Company Stock Option (whether by exercise or vesting), held by each such record holder, (ii) the exercise price, date of issuance or grant and expiration date, if any, of such Company Stock Option, (iii) the particular Company Plan pursuant to which such Company Stock Option was granted or issued, (iv) the applicable vesting schedule, and the extent to which such Company Stock Option is vested and exercisable, as applicable, (v) whether such Company Stock Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option, (vi) whether the vesting of such Company Stock Option, as applicable, would be accelerated, in whole or in part, as a result of the Transactions, alone or in combination with any termination of employment or other event, and (vii) whether the vesting of such Company Stock Option, as applicable, would be accelerated, in whole or in part, as a result of any termination of employment. The Company has made available to Parent accurate and complete copies of all agreements evidencing Company Stock Options (and all relevant Company Plans), in each case as in effect on the date hereof, including all amendments thereto. The treatment in connection with the Merger of the Company Stock Options as contemplated in Section 3.4 (Treatment of Company Stock-Based Securities) is permitted pursuant to the terms of the respective Company Stock Option Plans.

(d)	Indebtedness; Other Obligations. As of the date hereof, except as set forth in Section 4.2(d) of the Company Disclosure Schedule, (i) no bonds, debentures, notes or other Indebtedness of the Company (or which are convertible into, or exchangeable for, securities), are issued or outstanding, and (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company’s capital stock. Section 4.2(d) of the Company Disclosure Schedule sets forth (i) the amount of Indebtedness of the Company (excluding the types of Indebtedness described in clauses (iii) – (iv) of such definition) outstanding as of the date hereof and (ii) any additional amount of Indebtedness of the Company (excluding (x) interest accrued after the date hereof in accordance with the terms of such Indebtedness and (y) the types of Indebtedness described in clauses (iii) – (iv) of such definition) that will be required to payoff such Indebtedness (and all payments that will be required to be made with respect to Indebtedness) if the Indebtedness is repaid in full at or immediately following the Closing. As of the date of this Agreement, the Company held $3,269,674 in cash and cash equivalents and restricted cash (net of outstanding checks and wire transfers).

Section 4.3 Subsidiaries. The Company does not have any Subsidiaries or own any equity securities of any other Person.

Section 4.4 Authority; Non-Contravention; Approval.

(a)

The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and, subject to the Required Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery, and performance of this Agreement or to consummate the Merger and the Transactions, such consummation subject only to the receipt of the Required Company Stockholder Approval, and the filing of the Articles of Merger pursuant to the FBCA. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(b)	Except as set forth in Section 4.4(b) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not (i) violate, contravene, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination, cancellation or modification or acceleration or other change of any right or obligation or the loss of any benefit to which the is entitled under, (vi) give rise to any obligation to make payments or provide compensation under, or (vii) give rise to any obligation to obtain any third party consent or provide any notice to any Person under, in each case, with or without notice or lapse of time or both, any of the terms, conditions or provisions of (A) the respective certificate of incorporation or bylaws (or similar organizational documents) of the Company, (B) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, Permit, license or similar authorization of any court or Governmental Entity applicable to the Company or any of its properties or assets, or (C) any note, bond, mortgage, indenture, deed of trust, license, franchise, concession, Material Contract, lease, partnership agreement or joint venture agreement to which the Company is now a party, or (D) result in the creation of any Lien upon any of the property or assets of the Company, except, with respect to clauses (B) and (C), such triggering of payments, Liens, encumbrances, filings, notices, Permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not be, or reasonably be expected to be, material to the Company.

(c)

No declaration, filing or registration with, or notice to, or authorization, Consent, Permits or approval of, any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions except for (i) (A) applicable requirements of the Exchange Act, (B) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement and in compliance with the Exchange Act, (C) the filing of the Articles of Merger with the Secretary of State of the State of Florida as required by the FBCA, or (ii) where the failure to make such declaration, filings or registration or notifications, or the absence of such authorization, consent, approval or other action, would not prevent the consummation of the Transaction and would not be, or reasonably be expected to be, material to the Company.

(d)	The Company Board, at a meeting duly called and held has duly, and unanimously, of those directors voting, (i) declared that this Agreement and the Transactions contemplated hereby are advisable, fair to and in the best interest of the Company and its stockholders, (ii) adopted and approved this Agreement and approved the execution, delivery and performance of this Agreement, and the consummation of the Merger and the other Transactions in accordance with this Agreement and in accordance with the provisions of the FBCA, (iii) subject to Section 6.4 (Solicitation by Company), resolved to recommend adoption of this Agreement and approval of the Merger and the other Transactions contemplated hereby by the stockholders of the Company.

(e)	The affirmative vote, in person or by proxy, of the holders entitled to vote and holding a majority of the issued and outstanding Shares of Company Common Stock constituting a quorum at the Company Stockholder Meeting is the only vote of the holders of any Company equity securities necessary to adopt this Agreement and approve the Merger (the “Required Company Stockholder Approval”).

Section 4.5 SEC Matters

(a)

The Company has timely filed, within the time periods or extensions thereof prescribed under the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, all forms, registration statements, proxy statements, information statements, reports and other documents required to be filed by it with the SEC since January 1, 2010 (collectively, the “Company Reports”). As of their respective dates (and, if amended, supplemented or superseded by a filing prior to the date of this Agreement, as of the date so amended, supplemented or superseded), the Company Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, the Company has made available to Parent true, correct, and complete copies of all agreements and all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect. Each of the consolidated financial statements in the Company Reports (including the related notes and schedules) (the “Company Financials”) was prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, fairly presented in all material respects the consolidated financial position of the Company as of the respective dates thereof and each of the consolidated statements of operations, cash flows and stockholders’ equity included in the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of the Company for the periods set forth therein and in each case was prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, for normal and recurring year-end audit adjustments which are not expected to be material in amount, and complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. The Company has no existing plan to correct or restate nor, to the Company’s Knowledge, is there any basis, facts or circumstances that would reasonably be expected to result in any correction or restatement of, any material aspect of the Company Financials. The principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer or principal financial officer of the Company) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports that were required to be accompanied by such certifications, and the statements contained in any such certifications are complete and correct. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since January 1, 2010, neither the Company nor any of its executive officers has received any written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b)

The Company maintains disclosure controls and procedures and internal controls over financial reporting required by Rule 13a-15 or 15d-15 under the Exchange Act. Such controls and procedures are designed to provide reasonable assurance regarding the reliability of financial reporting. The Company (i) maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions, receipts and expenditures are executed and made only in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (C) any unauthorized use, acquisition or disposition of the assets of the Company that would materially affect the Company’s financial statements would be detected or prevented in a reasonably timely manner; (D) that the amount recorded for assets on the books and records of the Company are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis; and (ii) have implemented and maintain disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that all material information related to the Company required to be disclosed by the Company in the reports that it files or furnishes to the SEC is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is made known to the chief executive officer and chief financial officer to allow timely decisions regarding disclosures and to make the certifications required pursuant to the Sarbanes-Oxley Act, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board, (A) any significant deficiencies and material weaknesses of which the Company has Knowledge in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting.

(c)	Since January 1, 2010, to the Knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company. Since January 1, 2010, no Company officer or member of the Company Board has received or otherwise had or obtained Knowledge of any written complaint, of the violation or possible violation of any laws of the type described in Section 806 of the Sarbanes-Oxley Act by Company. Since January 1, 2010, to the Knowledge of the Company, neither the Company nor any director, officer, employee, contractor, or subcontractor of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(d)

The Company has furnished Parent with copies of all comment letters received by the Company from the SEC, relating to the Company Reports and all responses of the Company thereto since October 1, 2010. There are no outstanding unresolved issues with respect to the Company or the Company Reports noted in comment letters or other correspondence received by the Company from the SEC, and there are no pending (i) formal or, to the Knowledge of the Company, informal investigations of the Company by the SEC or (ii) to the Knowledge of the Company, inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. To the Knowledge of the Company, since January 1, 2010, neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing. Since January 1, 2010, to the Knowledge of the Company, neither the Company nor any director, officer or auditor of the Company has received or otherwise had or obtained Knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company has engaged in questionable accounting or auditing practices. Since January 1, 2010, no current or former attorney representing the Company has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any current director or executive officer of the Company. The Company is in compliance, in all material respects, with the applicable listing and other rules and regulations of the NASDAQ Stock Market upon which the Company’s securities are listed and has not, since January 1, 2010, received any notice from such market asserting any non-compliance with any such rules and regulations.

Section 4.6 Absence of Undisclosed Liabilities. Except for Indebtedness that is set forth on Section 4.2(d) of the Company Disclosure Schedule, the Company does not have any Liabilities or obligations (whether absolute, accrued, contingent or otherwise), except (i) to the extent such liabilities or obligations are disclosed in the Company’s consolidated balance sheet filed with the Company Reports with the SEC for the period ended September 30, 2013, or (ii) such liabilities or obligations that were incurred after October 1, 2013 in the ordinary course of business and consistent with past practices in substance and magnitude. The Company is not a party to, nor has any commitment to become a party to, any balance sheet partnership, joint venture or any similar arrangements (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any off-balance-sheet Liability or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act). All reserves that are set forth in or reflected in the Company Reports have been established in accordance with GAAP consistently applied.

Section 4.7 Absence of Certain Changes or Events. Since December 31, 2011, (i) the Company has conducted their respective businesses in the ordinary course consistent with past practice and (ii) there has not been a Company Material Adverse Effect.

Section 4.8 Litigation. There are no (and since January 1, 2010 there has not been any) (i) Action pending by, against or involving the Company or (ii) to the Knowledge of the Company, threatened Action by, against or involving the Company or any Related Party with respect to the Company. The Company is not subject to any judgment, decree, injunction, rule or order of any court, Governmental Entity, commission, agency, instrumentality or authority, or any arbitrator.

Section 4.9 No Violation of Law.

(a)	The Company is and have at all times been, in compliance in all material respects with all applicable Laws (including the Sarbanes-Oxley Act and the USA PATRIOT Act of 2001) applicable to it or to the conduct or operation of its business or the ownership or use of its assets.

(b)	Neither the Company nor any of its directors, officers, employees, nor, to the Knowledge of the Company, its agents, or any other Persons acting on its behalf have (i) violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., (ii) corruptly made, promised or offered, or corruptly caused to be made, promised or offered, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office, official of any public international organization or official of any state-owned entity, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign or domestic official to use their influence to affect a governmental decision in order to obtain or retain business for the Company, (iii) paid, accepted or received any unlawful contributions, payments, expenditures, entertainment or gifts, or (iv) violated any U.S. money laundering law, U.S. anti-terrorism law or regulation, U.S. anti-boycott regulations or U.S. trade embargo regulations.

Section 4.10 Permits.

(a)	Except as set forth in Section 4.10 of the Company Disclosure Schedule, the Company has all permits, licenses, variances, registrations, exemptions, orders, approvals and authorizations (collectively, the “Permits”) of all Governmental Entities required by the Company to own and operate its assets and carry on its business as currently conducted and each such Permit is in full force and effect and the Company is in material compliance with the terms of each such Permit, except where the failure to obtain, have and maintain such Permits, or the suspension or cancellation of any of the Permits, would not be material to the Company. Since January 1, 2010, to the Knowledge of the Company, there has been no actual, alleged, possible or potential action by any Governmental Entity that would call into question the validity of the Permits of the Company.

(b)	Section 4.10 of the Company Disclosure Schedule sets forth each Permit necessary in all material respects for the ownership and operation of the assets of, and the operation of the businesses as currently conducted by the Company. The Company is and at all times since January 1, 2007 has been, in material compliance with each such Permit. The Company has not received at any time since January 1, 2010 any notice or other written communication from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Permit to which the Company is or has been subject.

Section 4.11 Compliance with Agreements. Except as set forth in Section 4.10 (Permits), since January 1, 2010, the Company has not been (or has not received written notice that it has been) in breach or violation of, or in default in the performance or observance of, any term or provision of any Material Contract (nor has any event occurred or does any circumstance or condition exist which, upon the passage of time or the giving of notice, would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, cancellation, acceleration, or result in the creation of any Lien upon any of the properties or assets of, the Company), except for such breach, violation, default or event that would not be material to the Company, and the Company has not received any written notice of or, to the Knowledge of the Company, any other communication regarding, any such breach, violation, default or event. To the Knowledge of the

Company, there exists no breach, violation, default in performance or obligation by any other party to any Material Contract, (nor, to the Knowledge of the Company, does there exist any or does any circumstance or condition which upon the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, cancellation, acceleration, or result in the creation of any Lien upon any of the properties or assets of the Company) except where such breach, violation or default would not be material to the Company. Each Material Contract is a legal, valid and binding agreement and is in full force and effect and enforceable in all material respects in accordance with its terms.

Section 4.12 Taxes. Except as set forth in Section 4.12 of the Company Disclosure Schedule, the Company has (i) duly filed with the appropriate Governmental Entities all income, franchise and other Tax Returns required to be filed, and such filed Tax Returns are correct and complete in all material respects, (ii) duly paid in full all Taxes due and payable by it for all periods whether or not shown on a Tax Return and (iii) duly withheld and paid all Taxes required by applicable law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party. No written claim has ever been received by the Company from a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The liabilities and reserves for Taxes reflected in the balance sheet included in the Company Reports are adequate to cover all Taxes of the Company for all periods ending at or prior to the date of such balance sheet and the Company has not incurred any liability for Taxes since the date of such balance sheet other than in the ordinary course of business consistent with past practice, and there are no Liens for Taxes upon any property or asset of the Company, except for Permitted Liens. No written notice has ever been received by the Company from a Governmental Entity that any audit or administrative or judicial Tax proceeding is pending or being conducted with respect to the Company. The Company has not received any written notice from a Governmental Entity indicating an intent by such Governmental Entity to open an audit or other review, a request for information related to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed with respect to the Company. The Company has made available to Parent correct and complete copies of all income, franchise and other material Tax Returns and all ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109, Accounting for Uncertain Tax Positions) work papers filed prior to the date hereof for the years 2008 through 2012 and for all other open years. The Company does not have any written request for a ruling in respect of Taxes pending before any Governmental Entity. Except for any commercial contract or agreement entered into in the ordinary course of business the primary purpose of which is not the allocation, sharing, reimbursement, indemnification or other payment of Tax and in which such provisions regarding the allocation, sharing, reimbursement, indemnification or other payment of Tax are typical of such commercial contract or agreement, the Company has not ever been a party to any agreement providing for the allocation or sharing of Taxes with or, pursuant to Treasury Regulation Section 1.1502-6 (or similar provisions of state, local or non-U.S. law), has ever been liable for the Taxes of, any entity that is not, directly or indirectly, the Company. The Company has not ever been a member of an affiliated, consolidated or unitary group (within the meaning of Section 1504(a) of the Code or similar provision of state, local or non-US law), other than a group the common parent of which was the Company. The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable. Except as set forth in Section 4.12 of the Company Disclosure Schedule, the Company is not a party to any agreement, Contract, arrangement or plan that has resulted or would result, whether as a result of the Merger or the Transactions or otherwise, separately or in the aggregate, in the payment of (i) any “parachute payment” within the meaning of Code Section 280G or (ii) any amount that will not be fully deductible as a result of Code Section 162(m). Each “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) of the Company has been (i) since January 1, 2005 in operational compliance with Section 409A of the Code and the guidance and regulations thereunder (“Section 409A”) and (ii) since January 1, 2009, in documentary compliance with Section 409A. There is no agreement, Contract, arrangement or plan to which the Company is a party, including the provisions of this Agreement, covering any Company Employee or any director, consultant or advisor of the Company, which individually or collectively could require the Company to pay a tax gross up payment. There is no agreement, Contract, arrangement or plan to which the Company is a party, including the provisions of this Agreement, covering any service provider of the Company, which individually or collectively could require the Company to pay a tax gross up payment or otherwise indemnify any such Person for any Taxes, in either case, under Section 409A Code or Code Section 4999. The Company has not executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax. The Company has never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes. The Company has not engaged in any listed transaction as defined in Code Section 6707A(c)(2) and under Treasury Regulations Section 1.6011-4(b). The Company is not subject to Tax in any country other than in the United States. The Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating its transfer pricing practices and methodology. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) ‘‘closing agreement’’ as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Code Section 108(i).

Section 4.13 Employee Benefit Plans; ERISA.

(a)

Section 4.13(a) of the Company Disclosure Schedule lists (i) each plan, program, arrangement, practice and policy, whether formal or informal, funded or unfunded, written or oral, under which any current or former officer, employee, consultant, advisor, independent contractor or director of the Company has any right to employment or service, to purchase or receive any stock or other securities of the Company or any ERISA Affiliate or to receive or have the right to receive in the future any compensation (whether in the form of cash or stock or otherwise) or benefits of any kind or description whatsoever or under which the Company or any ERISA Affiliate has any liability, and (ii) each employee benefit plan within the meaning set forth in Section 3(3) of ERISA under which the Company or any ERISA Affiliate has any liability (collectively, the “Company Plans”). Section 4.13(a) of the Company Disclosure Schedule identifies the Company Plans pursuant to which Company Stock Options may be granted.

(b)	The Company has made available to Parent (i) a current, complete and accurate copy of each Company Plan which is set forth in writing (and any related trust, insurance Contract or other funding arrangement) and a written summary of each Company Plan which is not set forth in writing, and (ii) a copy of the three (3) most recent Annual Reports (Form 5500) and all related exhibits and reports for each Company Plan which is subject to ERISA.

(c)	No Company Plan is subject to Title IV of ERISA or Section 412 of the Code, and no Company Plan is a multiemployer plan within the meaning of Section 414(f) of the Code or a plan described in Section 413(c) of the Code. Neither the Company nor any ERISA Affiliate has any liability under Title IV of ERISA.

(d)	There have been no prohibited transactions within the meaning of Section 406 or Section 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could be reasonably expected to be material to the Company, and there has been no other event with respect to any Company Plan that could reasonably be expected material to the Company.

(e)	Each Company Plan which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service, has pending an application for such a determination letter from the Internal Revenue Service or is entitled to rely on a prototype plan opinion letter, and the Company is not aware of any reason likely to result in the revocation of any such letter or in the Internal Revenue Service declining to issue a favorable determination letter on a pending application. The Company has made available to Parent a copy of the most recent Internal Revenue Service favorable determination or opinion letter with respect to each such Company Plan or a copy of the application to the Internal Revenue Service, as applicable.

(f)	Each Company Plan has been established, maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

(g)	Except as set forth on Section 4.13(g) of the Company Disclosure Schedule, the consummation of the Transactions will not (either alone or together with any other event, including, any termination of employment) entitle any current or former officer, employee, director or other independent contractor of the Company to any change in control payment or benefit, transaction bonus or similar benefit or severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan.

(h)	The Company has no liability in respect of post-retirement health, medical or life insurance benefits for any current or former officer, employee, director or independent contractor except as required to avoid excise Tax under Section 4980B of the Code.

(i)	All contributions and other payment due from the Company with respect to each Company Plan have been made or paid in full or are shown in the Company Reports, and all of the assets which have been set aside in a trust, escrow account or insurance company separate account to satisfy any obligations under any Company Plan are shown on the books and records of each such trust or account at their current fair market value as of the most recent valuation date for such trust or account, and the fair market value of all such assets as of each such valuation date equals or exceeds the present value of any obligation under any Company Plan.

(j)	There are no pending or, to the Knowledge of the Company, threatened claims with respect to a Company Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan’s operations) or with respect to the terms and conditions of employment or termination of employment of any current or former officer, employee or independent contractor of the Company, which claims could reasonably be expected to result in any material liability to the Company, and no audit by any domestic or foreign governmental or other law enforcement agency is pending or, to the Knowledge of the Company, has been proposed with respect to any Company Plan.

(k)	Each Person who performs, or has performed, services for the Company as an employee or as an independent contractor is, or has been, properly classified as an employee or as an independent contractor, except where failure to properly classify such Person(s) would not be material to the Company.

(l)	Vesting for options which are outstanding under Company Stock Option Plans, including accelerated vesting which will occur prior to the Effective Time, has been effected in accordance with the terms of the Company Stock Option Plans and with all applicable laws, and to the extent required to be registered pursuant to the Securities Act on a Form S-8, the interests in or shares available for issuance under such Company Stock Option Plans are so registered.

(m)	Section 4.13(m) of the Company Disclosure Schedule sets forth a list of all severance plans or policies maintained by the Company or any ERISA Affiliate for the benefit of any employee of the Company.

(n)

No Company Plan maintained or adopted by the Company for the benefits of any employee, officer, director, consultant, advisor, or independent contractor outside the United States (each, an “International Company Plan”) has unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued. Section 4.13(n) of the Company Disclosure Schedule sets forth, to the extent applicable, each International Company Plan that has been approved by the relevant taxation and other Governmental Entities so as to enable: (i) the Company and the participants and beneficiaries under the relevant International Company Plan and (ii) in the case of any International Company Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Company Plan”) the assets held for the purposes of the Funded Company Employee Plans, to enjoy favorable taxation status under applicable laws relating to employee benefit plans. The Company is not aware of any ground on which any such approval may cease to apply.

Section 4.14 Labor; Employment Matters.

(a)	The Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages except for possible violations or arrearages, which, individually or in the aggregate, material in magnitude. To the Company’s Knowledge, as of the date hereof, (i) there are no material audits or investigations pending or scheduled by any Governmental Entity pertaining to the employment practices of the Company and (ii) no complaints relating to employment practices of the Company have been made to any Governmental Entity or submitted in writing to the Company.

(b)	The Company is not a party to any collective bargaining agreement or other Contract or agreement with any group of employees, works council, labor organization or other representative of any of the employees of the Company and, to the Knowledge of the Company, there are no organizational efforts presently being made involving any of the employees of the Company. To the Company’s Knowledge, no executive or key employee or group of employees of the Company has provided notice to terminate his or her employment with the Company or has threatened to do so. No person has asserted that the Company is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of such laws.

(c)

Section 4.14(c) of the Company Disclosure Schedule sets forth a list of all employees of the Company as of the date hereof showing for each as of the date hereof (i) the employee’s name, (ii) job title or description, (iii) salary level (including any bonus or deferred compensation arrangements other than arrangements under which payments are at the discretion of the Company), (iv) any bonus, commission or other remuneration other than salary paid during the

Company’s last fiscal year, and (v) whether such employee is on a leave of absence and, if so, the employees’ expected return date and description of the leave of absence. Except as set forth on Section 4.14(c) of the Company Disclosure Schedule, none of such employees is a party to a written employment agreement or Contract with the Company for a specified length of time and each is employed “at will.” The Company has made available: (i) all employee classification reports, audits, assessments, and recommendations, and (ii) all independent contractor classification reports, audits, assessments, and recommendations generated by the Company or by any third party entity within two years prior to the date of this Agreement.

Section 4.15 Real Estate; Properties.

(a)	Section 4.15(a) of the Company Disclosure Schedule sets forth the address of all real property which the Company owns or has ever owned any interests (including any mineral interests) (the “Owned Real Property”). The Company is not a party to any agreement to purchase or sell any interests in the Owned Real Property or any other real property. Section 4.15(a) of the Company Disclosure Schedule sets forth the address of all real property in which the Company holds a leasehold or subleasehold estate or is otherwise used or occupied by the Company (the “Leased Real Property”, and the leases, subleases, licenses or agreements for the use or occupancy of such Leased Real Property including all amendments and supplements thereto being referred to as the “Leases”). The Company has made available to Parent a true and complete copy of each of the Leases. Each Lease creates a valid leasehold interest in the Leased Real Property to which it applies and is in full force and effect in all respects and the Company is entitled to the benefit of such Lease in accordance with its terms, with such exceptions as are not material and do not interfere with the use of the such premises or rights or obligations of the Company under the Leases or with respect to the Leased Real Property. No breach or default exists under any of the Leases by the Company or to the Company’s Knowledge any other party thereto and, to the Company’s Knowledge, no event has occurred which either entitles, or would, on notice or lapse of time or both, entitle any other party to any Lease to terminate such Lease prior to its scheduled term. The Company could not be required to expend more than $50,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease based on the current condition thereof. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. Section 4.15(a) of the Company Disclosure Schedule sets forth any notices, consents, waivers or other approvals required to be obtained by the Company as a result of the consummation of the Merger so that the Leases will continue in accordance with their terms following the Merger.

(b)

The Company is not party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Real Property. The Company has not received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting the Real Property or any portion thereof or interest therein, and to the Knowledge of the Company, no such proceedings are threatened or proposed. To the Company’s Knowledge, the Real Property is not subject to any special assessment nor zoning or other land-use regulation proceeding, nor any change in any law or Permit that would prevent or materially delay consummation of the Merger or reasonably be expected to be material to the Company or that seeks to impose any material legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company substantially as it was operated prior to the date of this Agreement with respect to the Real Property. Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, the Company has not subleased, leased, licensed or otherwise granted to any other person any rights to use, occupy or possess any part of the Real Property. To the Company’s Knowledge, all buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Real Property are in good condition and repair and sufficient for the operation of the business of Company. To the Company’s Knowledge, all utility systems situated on and serving the Real Property are operational, adequate and suitable in all material respects for the operation of the business of the Company.

(c)	The Company has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets, has valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the balance sheets included in the Company Reports or acquired after December 31, 2012, in each case free and clear of all Liens, other than Permitted Liens. Except as set forth on Section 4.15(c) of the Company Disclosure Schedule, none of such property or assets is subject to any Lien, except for Permitted Liens. The equipment owned by the Company which is currently used in its operations has no material defects, is in working condition, and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and is suitable for its present uses. The property and assets owned or leased by the Company, or which its otherwise has the right to use, constitutes all of the property and assets used or held for use by the Company in connection with the businesses of the Company and are sufficient to conduct such business as currently conducted.

Section 4.16 Environmental Matters.

(a)

The Company and its Predecessors have conducted their businesses and Hazardous Substance Activities in material compliance with all Environmental Laws, including having all Permits necessary for the operation of their businesses pursuant to Environmental Laws (“Environmental Permits”). All Environmental Permits that are currently required for the operation of the businesses are valid and in full force and effect. The Company has complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in effect with respect to their Hazardous Substance Activities, and no circumstances exist which are reasonably likely to cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the applicable permit fee. Except for the review initiated by Parent, to the Knowledge of the Company, in the past five (5) years, there has been no environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of the Company regarding the current or prior business of the Company or any property or facility now or previously owned or leased by the Company.

(b)	Except as would not reasonably be expected to result in any material environmental liability for the Company, none of the Company or, to the Company’s Knowledge, its Predecessors has received any written communication, notice, demand letter or written request for information from any Governmental Entity relating to any material violation of, or material liability or material obligation under, any Environmental Law. There are no, and have not been any, civil, criminal or administrative Actions pending, or to the Knowledge of the Company threatened in writing against the Company or any Predecessor of the Company relating to any material violation of or material liability under, or alleged material violation of or material liability under, any Environmental Law.

(c)	Except as set forth in Section 4.16(c) of the Company Disclosure Schedule and in material compliance with Environmental Laws and in a manner that would not subject the Company to material liability, no Hazardous Substances are present on any real property currently owned, operated, or leased by the Company, or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled, or leased by the Company or Predecessors.

(d)	Neither the Company nor, to the Company’s Knowledge, any of its Predecessors, has Released any Hazardous Substances into the environment except in material compliance with applicable Environmental Laws and in a manner that would not give rise to a material violation of, or material liability under, any Environmental Law.

(e)	The Company has made available to Parent all material environmental reports in the Company’s possession or control concerning environmental matters and Hazardous Substance Activities, including but not limited to any testing, sampling, or assessment of any property (including any property in which a mineral interest was held) currently or formerly owned, leased or operated by the Company or any of its Predecessors.

(f)	The Company is not aware of any fact or circumstance related to the current or past Hazardous Substance Activities of the Company or its Predecessors that is reasonably likely to result in any material environmental liability for the Company. Neither the Company nor any of its Predecessors has entered into any agreement that requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising under any Environmental Law or out of their Hazardous Substance Activities.

(g)	To the Company’s Knowledge, (i) none of the Company’s Predecessors, agents or contractors conducted or performed any mining exploration or development activities or operations on, under, or in any real property owned, operated or leased by any Predecessors (including any property in which a mineral interest was held).

Section 4.17 Contracts and Commitments.

(a)	Section 4.17(a) of the Company Disclosure Schedule lists each of the following Contracts (and all amendments, modifications and supplements thereto and all side letters to which the Company is a party affecting the current obligations of any party thereunder) to which the Company is a party or by which any of its respective properties or assets are bound (each such Contract, and each Contract listed in Section 4.15 (Real Estate; Properties), Section 4.18 (Intellectual Property Rights) or Section 4.22 (Certain Loans and Other Transactions) of the Company Disclosure Schedule, as well as all Contracts required to be set forth (including in order to ensure the accuracy of the representations and warranties in) in Section 4.17 (Contracts and Commitments), Section 4.15 (Real Estate; Properties), Section 4.18 (Intellectual Property Rights) or Section 4.22 (Certain Loans and Other Transactions) that is not so listed, a “Material Contract”):

(i)	any Contract with any Governmental Entity;

(ii)	any Contract or indenture relating to Indebtedness or any guarantee by the Company of the obligations of any other party or relating to any interest rate, currency or commodity derivatives or hedging transactions;

(iii)	any partnership, limited liability company agreement, joint venture, profit-sharing or similar agreement (other than agreements with sales agents containing revenue sharing agreements or arrangements) entered into with any Person;

(iv)	any Contract for the acquisition, disposition, merger or sale or similar transaction involving any business or material assets (including Intellectual Property) of the Company, other than for Contracts that have been consummated as of the date of this Agreement for aggregate consideration under such agreement of less than $75,000 and for which the Company have no continuing indemnification, “earn-out” or other material or contingent obligations;

(v)	any collective bargaining agreements, memoranda or understandings, settlements or other labor agreements with any union or labor organization applicable to the Company, its Affiliates or their employees;

(vi)	any Contract that obligates the Company to make any capital commitment or expenditure, individually or in the aggregate, in excess of $75,000;

(vii)	any employment, bonus, retention, severance or other similar agreement which (x) contains a change of control, or “golden parachute” provision or (y) that otherwise provides for base salary or base compensation in any fiscal year that is equal to or greater than $75,000;

(viii)	any Contract which is performed (in whole or in part) outside of the United States, where a party that is a natural person to the agreement is not a United States citizen, or where all or a portion of the agreement is subcontracted to a natural person that is not a United States citizen;

(ix)	any Contract to which the Company is a party or by which they or any of its assets are bound and which involves consideration or other obligations in excess of $75,000 annually;

(x)	all broker, dealer, manufacturer’s representative, distributor, franchise, agency, and consulting Contracts;

(xi)	all Contracts involving the payment of royalties or other amounts payable by the Company calculated based upon the revenues or income of the Company or income or revenues related to any product of the Company (other than Contracts involving compensation in connection with the sale and distribution of any product of the Company entered into in the ordinary course of business);

(xii)	any Contract containing (A) most favored nation, exclusive rights, or minimum purchase requirements in favor of any third party, (B) any right of first refusal or first offer or (C) any provision that limits the ability of the Company to (x) compete or operate in any line of business, or with any Person or entity, or in any market or geographic area or during any period of time or (y) acquire or sell any product, assets or services or otherwise develop or distribute any technology (excluding license limitations contained in inbound licenses which limitations are of the type ordinarily included in commercial licenses);

(xiii)	any Contract obligating the Company to pay a minimum royalty, fee or other payment regardless of usage or purchase;

(xiv)	any Contract obligating the Company (A) to purchase or otherwise obtain a product or service exclusively from any Person or (B) sell or provide any product or service exclusively to any Person;

(xv)	all Contracts that result in any person or entity holding a power of attorney from the Company that relates to the Company or its business;

(xvi)	any Contract providing for indemnification, contribution or any guaranty other than any indemnities contained in Contracts for the purchase, sale or license of products or services in the ordinary course of business and that are materially consistent with past practice pursuant to the Company’s standard forms, in the form made available to Parent;

(xvii)	any Contract entered into since December 31, 2009, or for which the Company has any ongoing obligations or potential Liabilities, to settle or compromise any Action, or any Action threatened in writing, other than (A) releases entered into with former employees or independent contractors of the Company which do not contain cash settlements in excess of $20,000 or (B) settlements of accounts payable in the ordinary course of business consistent with past practice for cash amounts paid prior to December 31, 2012 which do not exceed, individually or in the aggregate, $20,000;

(xviii)	all Contracts with such suppliers where costs of goods or services purchased are over $75,000 for the 12-month period ending on December 31, 2012;

(xix)	any Contract to which any Related Person, or any of their immediate family members, is a party or has an interest in, whether directly or indirectly, other than employment, compensation and benefit arrangements for services as an officer or employee thereof (each, a “Related Person Contract”);

(xx)	any Contracts that purport to bind third-parties who were not Affiliates of the Company on the original date of such Contract, but that become Affiliates after the date of such Contract;

(xxi)	any Contract relating to the marketing or advertising of any products or services of the Company in an amount exceeding $75,000 individually;

(xxii)	any Contract that is or would be required to be filed by the Company as a “Material Contract” with the SEC pursuant to Item 601(b)(iv) of Regulation S-K or disclosed by the Company in a Current Report on Form 8-K; and

(xxiii)	any Contract that commits the Company to enter into any of the foregoing.

Section 4.18 Intellectual Property Rights.

(a)

Section 4.18(a)(i) of the Company Disclosure Schedule sets forth a list of all United States and foreign patents and patent applications, trademark and service mark registrations and applications, internet domain name registrations and applications and copyright (and mask works) registrations and applications owned by, registered, recorded, assigned, to be assigned, or filed in the name of the Company (“Registered Company Intellectual Property Rights”), specifying as to each item, as applicable (i) the nature of the item, including the title, (ii) the applicant or owner(s) of the item, (iii) the jurisdiction in which the item is issued or registered or in which an application for issuance or registration has been filed, (iv) the issuance, filing, registration or application numbers and dates, (v) the prosecution status, and (vi) any assignor or assignee, if applicable. The Company is current in the payment of all registration, maintenance and renewal fees with respect to the Registered Company Intellectual Property Rights. The Company has filed all affidavits, responses, recordations, certificates and other documents and taken all currently or previously required actions for the purposes of registering, maintaining, perfecting and renewing the Registered Company Intellectual Property Rights. Section 4.18(a)(ii) of the Company Disclosure Schedule sets forth a list of all licenses, sublicenses and other Contracts or permissions under which the Company is a licensee or distributor of or otherwise is authorized to use any Intellectual Property Rights of a third Person or under which the Company otherwise obtains Intellectual Property Rights (other than (A) shrink wrap licenses or other similar licenses for commercial off-the-shelf software that is not material to the Company’s business with an aggregate license fee of $5,000 or less which are not required to be listed, (B) licenses to Embedded Software, and (C) implied licenses to trade secrets contained in nondisclosure agreements and other confidentiality agreements (“Inbound Licenses”). Section 4.18(a)(iii) of the Company Disclosure Schedule sets forth a list of all Contracts or permissions under which the Company has granted to a third Person any license or sublicense to any Company Intellectual Property (other than Contracts with customers containing nonexclusive licenses or sublicenses granted in the ordinary course of business pursuant to the Company’s standard form of customer agreement and excluding implied licensees to trade secrets contained in nondisclosure agreements) (“Outbound Licenses”). With respect to the preceding Inbound Licenses and Outbound Licenses, there are no pending disputes regarding such Contracts, and correct and complete copies of all such listed Contracts have been provided to Parent.

(b)

The Company owns, free of all Liens other than Permitted Liens, or has valid and enforceable Inbound Licenses to, all right, title and interest in, all of the Intellectual Property Rights that are currently used in the conduct of the Company’s business. The Company is not infringing, misappropriating or otherwise violating, and have never infringed, misappropriated or otherwise violated, any Intellectual Property Right of any Person, and the conduct of the business of the Company when conducted in substantially the same manner after the date hereof, will not infringe, misappropriate or otherwise violate any Intellectual Property Right of any Person. No Action has been filed, commenced, been brought, or is pending against the Company, or is threatened in writing by any third Person against the Company with respect to any Intellectual Property Rights or Technology that have been in the past or are currently owned, licensed, distributed or used by the Company in the operation of its business as conducted in the past or as currently conducted (“Company IP Claim”), including any Company IP Claim that alleges that the operation of any such business by the Company infringes, misappropriates, impairs, dilutes or otherwise violates the

Intellectual Property Rights of any Person, and to the Knowledge of the Company, there are no grounds for the same, and the Company is not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person’s Intellectual Property Rights. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned by the Company and the Company has not brought any Action or threatened in writing any Company IP Claims against any Person. Subject to the Contracts containing nonexclusive license rights granted by the Company in the ordinary course of business which have been made available to Parent, the Company solely and exclusively owns all right, title and interest (including the sole right to enforce) in and to the Company Intellectual Property owned or purported to be owned by the Company, and has not exclusively licensed any such Company Intellectual Property to any Person. No funding, facilities, or personnel of any Governmental Entity or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property owned or purported to be owned by the Company.

(c)	The Company has made and does make commercially reasonable efforts to maintain and protect the Company Intellectual Property Rights owned and purported to be owned by the Company. Without limiting the preceding sentence, each current and former employee, consultant and contractor who developed any part of any Company Product or other material Company Intellectual Property on behalf of the Company has executed an agreement (i) that conveys or obligates such Person to convey to the Company any and all right, title and interest of such Person in and to the Intellectual Property Rights developed by such Person in connection with such Person’s employment or engagement on behalf of the Company, (ii) as to works created in the course of such Person’s employment with or engagement on behalf of the Company, that acknowledges that the works are “works for hire” or otherwise assigning to the Company all such Person’s rights, title and interest in such works, and (iii) that otherwise protects the confidentiality of Technology and Intellectual Property Rights of the Company, including the trade secrets of the Company, each in a form substantially similar to, or with provisions with substantially similar legal effect as the provisions of, the forms attached to Section 4.18(c) of the Company Disclosure Schedule.

(d)

The Company has (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines (ii) complied in all material respects with all applicable laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personal and business information (including personally identifiable information of employees, contractors, and third Persons who have provided information to Company); and (iii) taken commercially reasonable measures with respect to the protection of personal and business information against loss, damage, and unauthorized access, use, modification, or other misuse. There has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Company (or any of its employees or, to the Knowledge of the Company, contractors). The execution, delivery and performance of this Agreement and the consummation of the Transactions complies with Company’s privacy policies in all material respects with all applicable laws relating to privacy and data security (including any such laws in the jurisdictions where the applicable information is collected by Company).

(e)	Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, nor any Contracts to which Company is a party or otherwise bound prior to the Effective Time, will cause or require (or purports to cause or require) the Surviving Corporation, Parent or any of its Affiliates to (i) grant to any Person any license, covenant not to sue, immunity or other right with respect to or under any Intellectual Property Rights of Parent or any of its Affiliates; or (ii) be obligated to pay any royalties or other amounts, or offer any discounts, to any Person (except, in each of (i) and (ii), other than, with respect to Surviving Corporation, such royalties, other amounts, discounts, licenses, covenants not to sue, immunities or other rights that Company would have had to pay, offer or grant had this Agreement not been entered into and the Transactions not been consummated, and in each case, excluding any Contracts entered by Parent or any of its Affiliates immediately prior to the Effective Time.

(f)	Section 4.18(f) of the Company Disclosure Schedule contains (i) a complete and accurate list of all Open Source Software that is incorporated into, integrated or bundled with, linked to or otherwise used by the Company in the development of any Company Product, (ii) a general description of the manner in which any Open Source Software is incorporated into, integrated or bundled with, linked to, used in the development or compilation of, or otherwise used in or with any Company Product, and (iii) the license terms (and version, if applicable) under which such Open Source Software is licensed or otherwise obligated (excluding, however, with respect to (i), (ii) and (iii), any Open Source Software that is incorporated into, integrated into or bundled with any Embedded Software by a third party without identifying the presence of any such Open Source Software to Company). The Company has complied with all Open Source Software license terms applicable to the Company Products, and the Company has not used Open Source Software in a manner that would under the applicable Open Source Software license terms, with respect to any Company Product, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, or (iii) impose any restriction on the consideration to be charged for the distribution thereof.

(g)

The computer, information technology and data processing systems, facilities and services used by the Company are reasonably sufficient for the existing needs of the Company, including as to capacity, and ability to process current peak volumes in a timely manner. To the Knowledge of the Company, there is no failure, breakdown or continued substandard performance of any Software, hardware, networks, communications facilities, platforms and related systems and services used by the Company to provide the Company Products that has caused a material disruption or interruption in or to the operation of the business of Company that remains unresolved. The Company has taken commercially reasonable steps and implemented commercially reasonable safeguards designed to protect any such systems under the possession or control of the Company from any disabling codes or instructions, spyware, trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement, or unauthorized destruction of, Software, data or other materials.

Section 4.19 Anti-takeover Law Inapplicable; No Rights Plan. The Company Board has approved this Agreement and the Transactions, and such approval is sufficient to render inapplicable to the Transactions any anti-takeover restrictions contained in any anti-takeover or similar statute or regulation of any jurisdiction which applies or purports to apply to any such transactions. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, including Section 0902 of the FBCA, is, or at the Effective Time would be, applicable to the Shares or the Transactions. The Company does not have in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement and the board of directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement.

Section 4.20 Advisors’ Fees.

(a)	Except for Craig-Hallum Capital Group LLC (the “Company Financial Advisor”) and Frank Kavanaugh, special advisor to the Special Committee, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company that is entitled to any fee from the Company (including, after the consummation of the Merger, from Parent or Merger Sub) in connection with the consummation of the Transactions. True, correct and complete copies of all agreements between the Company and the Company Financial Advisor concerning this Agreement and the Transactions have been made available to Parent.

(b)	Section 4.20(b) of the Company Disclosure Schedule sets forth a true and correct statement of the amount of expenses incurred by the Company and payable to the Company Financial Advisor and Frank Kavanaugh as of the Closing.

Section 4.21 Opinion of Financial Advisor. The Company Financial Advisor has delivered to the Company Board its opinion dated the date hereof, to the effect that, as of the date of the opinion, the consideration to be paid to the holders of the Company’s common stock in connection with the Merger is fair to the Company’s stockholders, from a financial point of view, subject to the qualifications and assumptions contained therein, which are customary for a transaction of this nature. The Company has been advised that the Company Financial Advisor will permit the inclusion of its opinion in its entirety and, subject to prior review and consent by the Company Financial Advisor, a reference to its opinion in the Proxy Statement, and has made available to Parent a copy of such opinion.

Section 4.22 Certain Loans and Other Transactions. Except as set forth in Section 4.22 of the Company Disclosure Schedule, the Company does not have outstanding, and have not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. To the Knowledge of the Company, no Related Person, other than in its capacity as a director, officer or employee of the Company, (i) is involved, directly or indirectly, in any material business arrangement or other material relationship with the Company (whether written or oral), (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by the Company, or (iii) is engaged, directly or indirectly, in the conduct of the business in which the Company is engaged. In addition, to the Knowledge of the Company, no officer or employee of the Company is an officer or employee of, or has an ownership interest in; any Person that has any contractual arrangements or is a supplier to the Company, or that competes with the business the Company in any market presently served by the Company (except for ownership of less than one percent of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market). Each Related Party Contract is immediately cancellable and terminable by the Company without any obligation or liability of the Company.

Section 4.23 Insurance. Section 4.23 of the Company Disclosure Schedule sets forth all insurance policies maintained by the Company (the “Company Insurance Policies”). All of the Company Insurance Policies are in full force and effect. The Company is not in material breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination of any of the Company Insurance Policies. No written notice of cancellation or termination has been received by the Company with respect to any such Company Insurance Policy other than as is customary in connection with renewals of existing Company Insurance Policies, and the Company has no Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of the Company Insurance Policies.

Section 4.24 Substantial Customers and Suppliers.

(a)	Substantial Customers. Section 4.24(a) of the Company Disclosure Schedule contains a true and correct list of all the customers of the Company with sales, to or through such customers, or who have made payments to the Company, exceeding either $75,000 for the 12-month period ending on December 31, 2012 or $50,000 for the 9-month period ending on September 30, 2013 and indicating the dollar amount of sales with respect to each such customer during such period.

(b)	Substantial Suppliers. Section 4.24(b) of the Company Disclosure Schedule lists the suppliers of the Company where cost of goods or services over either $75,000 purchased for the 12 month period ending on December 31, 2012 or $50,000 for the 9-month period ending on September 30, 2013; provided, that the Company shall not be required pursuant to Section 4.17(a)(xviii) (Contracts and Commitments) to make available to Parent any Contracts with suppliers where costs of goods or services purchased are below $750,000 for the 12-month period ending on December 31, 2012.

(c)	Except as set forth in Section 4.24(c) of the Company Disclosure Schedule, since December 31, 2011 no such customer described in Section 4.24(a) (Substantial Customers) or supplier described in Section 4.24(b) (Substantial Suppliers) above has (i) cancelled, ceased or materially reduced its purchases from, its referrals, or sales or provision of services to; the Company or otherwise materially and adversely modify its relationship with the Company (whether related to payment, price, reduction in referrals or otherwise), (ii) to the Knowledge of the Company, intends to, or threatens to, cancel, cease, materially reduce such purchases, referrals or sales or provision of services or otherwise materially and adversely modify its relationship with the Company (whether related to payment, price, reduction in referrals or otherwise) or (iii) to the Knowledge of the Company, been threatened with bankruptcy or insolvency, or is reasonably likely to become, otherwise unable to purchase goods or services from, or make referrals to, the Company consistent with past custom and practice.

Section 4.25 Complete Copies of Materials. Except as disclosed in the Company Disclosure Schedule, the Company has made available to Parent true and complete copies of each document listed, or required to be listed, in the Company Disclosure Schedule. The books and records of the Company made available to Parent for inspection are true, complete and correct in all material respects.

Section 4.26 Proxy Statement. The Proxy Statement will not, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.27 Full Disclosure. To the Knowledge of the Company, no representation or warranty contained in this Agreement, and no statement contained in any document, certificate or schedule furnished to Parent or any of its representatives pursuant to this Agreement, contains any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.

Article 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to the Company prior to the execution of this Agreement (which schedule sets forth items of disclosure with specific reference to the particular section or subsection of this Agreement to which the information in the Parent Disclosure Schedule relates; provided, however, that, notwithstanding anything in this Agreement to the contrary (i) any information set forth in one section of the Parent Disclosure Schedule will be deemed to apply to each other section or subsection of this Agreement if and to the extent it is reasonably apparent on the face of such disclosed information (without reference to any document(s) referenced therein) that such disclosure applies to such other representations and warranties; (ii) the inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or could have, a Parent Material Adverse Effect), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation or limited liability company duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not prevent or delay the consummation of the Transactions.

Section 5.2 Authority; Non-Contravention; Approvals.

(a)	Parent and Merger Sub have full corporate power and authority to enter into this Agreement and to consummate the Transactions. This Agreement and the Transactions have been approved by the respective boards of directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a valid and legally binding agreement of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(b)

The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions do not (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of, (iv) accelerate the performance required by Parent or any of its Affiliates under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, or (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person under, any of the terms, conditions or provisions of (A) the respective charters, bylaws, partnership agreements, trust declarations, or other similar organizational instruments of Parent or the Merger Sub, or (B) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Entity applicable to Parent or the Merger Sub or any of their respective properties or assets, or (C) any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, partnership agreement, joint venture agreement or other instrument, obligation or agreement of any kind to which Parent or the Merger Sub is now a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound or affected, except with respect to clauses (B) and (C), such triggering of payments, Liens, encumbrances, filings, notices, Permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not prevent or delay the consummation of the Transactions.

(c)	Except as set forth in Section 5.2(c) of the Parent Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by the Parent of the Transactions except for (i) (A) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws, (B) the filing with the SEC of the Proxy Statement or (C) the filing of the appropriate merger documents as required by the FBCA, or (ii) where the failure to make such declaration, filings or registration or notifications to obtain such authorization, consents would not (x) prevent or delay consummation of the Transactions, (y) otherwise prevent performance by Parent of its obligations under this Agreement, or (z) have a Parent Material Adverse Effect.

Section 5.3 Litigation. There are no (i) claims, suits, actions or proceedings pending against Parent or any of its Affiliates, or (ii) to the knowledge of the Parent, threatened claims, suits, actions or proceedings against Parent or any of its Affiliates, in each case which, would prevent or delay the consummation of the Transactions. Neither Parent nor any of its Affiliates is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which would prevent or delay the consummation of the Transactions.

Section 5.4 Solvency. Assuming (i) satisfaction of the conditions in Section 7.1 (Conditions to the Obligations of Each Party) and Section 7.2 (Conditions to the Obligations of Parent and Merger Sub), (ii) the accuracy of the representations and warranties of the Company set forth in this Agreement and (iii) any estimates, projections or forecasts of the Company have been prepared in good faith based upon assumptions that were and continue to be reasonable, and after giving effect to the Transactions contemplated by this Agreement, including the payment of the merger consideration as provided herein, Parent and its Subsidiaries (on a consolidated basis) will be Solvent as of the Effective Time and immediately after the consummation of the Closing. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all liabilities of such Person, as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged, and (c) such Person will be able to pay its liabilities, as of such date as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities, as of such date as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its reasonably foreseeable obligations as they become due.

Section 5.5 Financing. Parent has immediately available funds sufficient to consummate the Transactions, including payment of all fees and expenses payable by Parent and Merger Sub in connection with the transactions contemplated by this Agreement.

Section 5.6 Parent Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, on the date it is filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives on behalf of the Company which is contained or incorporated by reference in the Proxy Statement.

Section 5.7 Merger Sub. True and complete copies of the constituent documents of Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to the Company. The authorized capital stock of Merger Sub, as of the date hereof, consists of 1,000 shares of common stock, of which 1,000 shares are issued and outstanding. Parent is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub. Merger Sub was recently formed by Parent solely for the purpose of engaging in the Transactions. Except as contemplated by this Agreement, Merger Sub does not hold, and has not held, any material assets, has not incurred any material liabilities, and has not carried on any business activities other than those contemplated by this Agreement.

Section 5.8 No Ownership of Capital Stock. Neither Parent nor any Affiliate of Parent (including Merger Sub) owns any Company Common Stock or other securities of the Company.

Section 5.9 Other Agreements or Understandings. Parent has disclosed to the Company all Contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent or any Affiliate of Parent, on the one hand, and any officer or director of the Company or any person that, to the Knowledge of Parent, owns five percent (5%) or more of the shares of the Company’s capital stock, on the other hand.

Article 6

COVENANTS

Section 6.1 Conduct of Business. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated by this Agreement and except as specifically set forth in Section 6.1 of the Company Disclosure Schedule, the Company will (i) conduct its business in the ordinary course and in accordance with past practices, (ii)

timely file Company Reports with the SEC in compliance with the rules and regulations set forth in the Securities Act and the Exchange Act, (iii) pay its debts, liabilities and Taxes when due, in each case except with respect to those being contested in good faith by appropriate proceedings and (iv) take no action that would prohibit or materially impair or delay the ability of either the Company or Parent or any of Parent’s Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the Transactions or to consummate the Transactions. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement and except as specifically set forth in Section 6.1 of the Company Disclosure Schedule, the Company will use its commercially reasonable efforts to maintain and preserve intact its business organization and material business relationships and retain the services of its officers and key employees.

Section 6.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 6.2 of the Company Disclosure Schedule and except as expressly contemplated by this Agreement, the Company will not do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)	Organizational Documents; Outstanding Securities and Dividends. (i) Amend or propose to amend its Articles of Incorporation or Bylaws (or other organizational documents) of the Company, including by operation of law, (ii) split, combine, subdivide, reclassify, purchase, redeem or otherwise acquire the outstanding securities, capital stock, options, warrants, calls, commitments, convertible securities, Indebtedness or other securities of the Company, or (iii) declare, authorize, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) with respect to the capital stock or securities of the Company.

(b)	Actions with Respect to Securities. Issue, grant, deliver, sell, pledge, dispose of or otherwise encumber, or authorize or agree to issue, grant, deliver, sell, pledge, dispose of or otherwise encumber, any shares or securities of, or any options, warrants, calls, commitments, convertible securities, or rights of any kind to acquire any shares or securities of, the Company, or any debt or equity securities convertible into, exchangeable for or exercisable for, shares or securities of the Company, or enter into or amend any Contract, agreement, commitment or arrangement with respect to any of the foregoing, except the issuance of Shares pursuant to the exercise of the outstanding Company Stock Options set forth on Section 4.2(c) of the Company Disclosure Schedule.

(c)

Capital Expenditures and Other Actions. (i) Incur or otherwise become liable with respect to, or amend, any Indebtedness or guaranty the obligations or liabilities of any other Person, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, any of its securities or any options, warrants or rights to acquire any of its capital stock, any of its securities or any security convertible into or exchangeable for its capital stock, (iii) incur or become responsible for capital expenditures or any obligations or liabilities in respect thereof, or enter into leases for equipment or other capital assets, individually or in the aggregate or incur any liabilities or expenses outside the ordinary course of business, consistent with past practice, (iv) other than in the ordinary course of business, sell, lease, license, pledge, dispose of or otherwise transfer, or encumber, any assets (including any Company Intellectual Property), securities, properties, interests or business of the Company, (v) loan, advance funds or make any investment in or capital contribution to any other Person, (vi) discharge or satisfy any Lien or pay any obligation or liability (whether accrued, absolute, contingent or otherwise), except for (A) in accordance with the terms of such Lien, obligation or liability, or (B) current liabilities incurred in the ordinary course of business, or (vii) make any direct or indirect acquisition of all or a portion of any entity or business (including through merger, consolidation, equity or asset purchase or similar transaction) or enter into any agreement with respect thereto;

(d)	Liquidation, Dissolution and Other Actions. Enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Transactions);

(e)	Corporate Structure. Alter, through merger, liquidation, reorganization, restructuring or any other fashion, its corporate structure (other than the Transactions);

(f)	Sales, Liens and Other Actions. Enter into (i) any sale, lease or license or suffer to exist any Lien (except for Permitted Liens) in respect of any of its assets, other than (A) Liens securing inter-company Indebtedness, (B) sales or dispositions of property or inventory in the ordinary course of business consistent with past practice, (C) leases and licenses of property with a term of less than one (1) year in the ordinary course of business consistent with past practice, and (D) sales, leases or licenses with respect to immaterial assets, or (ii) any sale, lease, license or other arrangements providing for exclusivity with respect to any Company Intellectual Property;

(g)	New Lines of Business; Company Products. Enter into any new line of business or materially change or discontinue or announce any material change or discontinuance to the Company Products;

(h)

Certain Actions with Respect to Customers. (1) enter into, amend or modify in any material respect or terminate any Contract of the type described in Section 4.17(a)(v), Section 4.17(a)(vi), Section 4.17(a)(xiii), Section 4.17(a)(xiv), Section 4.17(a)(xv), Section 4.17(a)(xxi), or Section 4.17(a)(xxii) (Contracts and Commitments), (2) enter into any Contract set forth on Section 4.4(b) of the Company Disclosure Schedule or that would be required to be set forth on Section 4.4(b) of the Company Disclosure Schedule to ensure the accuracy thereof if it had been entered into on the date of this Agreement or modifying a contract in a manner that would require the contract to be set forth on Section 4.4(b) of the Company Disclosure Schedule if it had been so modified on the date of this

Agreement, or (3) enter into, amend, modify any Contract set forth on Section 4.15, Section 4.19, or Section 4.20 of the Company Disclosure Schedule or that would be required to be set forth on Section 4.15, Section 4.19, or Section 4.20 of the Company Disclosure Schedule to ensure the accuracy thereof if it had been entered into on the date of this Agreement;

(i)	Accounting Methods and Principles. Except to the extent required by changes following the date of this Agreement (including changes adopted prior to, but become effective following, the date of this Agreement) to GAAP or applicable Law, change any of the Company’s accounting controls, policies, practices, methods or principles;

(j)	Certain Tax-Related Actions. Except as required by law or as is consistent with past practice, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, extend or waive any applicable statute of limitations with respect to Taxes, file any amended Tax Returns, enter into any closing agreement in respect of any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of the Company for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company existing on the Closing Date;

(k)	Employment and Other Arrangements. (i) Grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer, employee, consultant, or advisor, (ii) increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements, (iii) enter into or amend any employment, consulting, deferred compensation, change-of-control, indemnification or other similar agreement with any director, officer, consultant or employee, (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining agreement, commission, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former director, officer, employee, consultant or advisor, or any beneficiaries thereof, (v) increase the compensation, commission, bonus or other benefits payable to any director, officer, employee, consultant or advisor, (vi) terminate any employee or demote any officer or other member of the Company’s management, (vii) promote any employee of the Company or (viii) hire any employee;

(l)	Payments to Related Persons. Make any payments to, or for the benefit of, any Related Person or enter into, or amend or modify in any respect or terminate, any Related Person Contract;

(m)	Litigation. Initiate, settle or compromise or enter into any settlement or cross-license agreement as they may relate, directly or indirectly, to any claims, obligations or litigation; provided, however, that with respect to claims solely for monetary damages, that do not relate to the Transactions, that have not been brought by a customer or Governmental Entity, and that would not otherwise be material to the Company, the Company may pay $50,000 individually and $150,000 in the aggregate for the settlement of all such claims (but shall not agree to any other terms, remedies or obligations in connection with such settlement).

(n)	Material Contracts. Without limiting the other restrictions in this Section 6.2 (Company Forbearances), enter into, amend or modify in any respect or terminate any Material Contract (including any Contract that would have been a Material Contract if it had been entered into on the date of this Agreement) other than in the ordinary course of business consistent with past practice, or otherwise waive, release or assign any rights, claims or benefits of the Company under any Material Contract (including any Contract that would have been a Material Contract if it had been entered into on the date of this Agreement);

(o)	Revaluation of Assets. Revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

(p)	Real Property. Enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Leases;

(q)	Acquisitions. Acquire, or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;

(r)	Joint Ventures, Strategic Partnerships and Alliances. Enter into any Contract with respect to any joint venture, strategic partnership or alliance;

(s)	Creation of Subsidiaries. Create any subsidiary of the Company;

(t)	Employee Representations and Communications. Make any representation or issue any communications to employees that are inconsistent with this Agreement or the transactions contemplated hereby, including any representations regarding offers of employment, compensation, benefits or other arrangements with or from, the Company, Parent or any of Parent’s Subsidiaries;

(u)	Representations and Warranties. Knowingly take any action that would result in any of the representations and warranties of the Company herein to become untrue such that the condition set forth in Section 7.2(a) (Representations and Warranties) could not be satisfied; or

(v)	Agreements with Respect to Foregoing Actions. Enter into or authorize an agreement with respect to any of the foregoing actions, or commit to take any action to effect any of the foregoing actions.

Section 6.3 Control of Operations. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in Section 6.2 (Company Forbearances) or elsewhere in this Agreement to the extent that the requirement of such consent would constitute a material violation of applicable law.

Section 6.4 Solicitation by Company.

(a)

Go-Shop. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York time) on the 30th calendar day after the date of this Agreement (the “Go-Shop Period End Date”), the Company and its Representatives shall have the right, under the direction of the Special Committee, to (i) initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company to any Person pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall promptly (and in any event within forty-eight (48) hours) make available to Parent any material non-public information concerning the Company that is provided to any Person given such access that was not previously made available to Parent, and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons or group of Persons with respect to any Acquisition Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals. No later than one (1) Business Day after the Go-Shop Period End Date, the Company shall provide to Parent (x) a written list of all Persons from whom the Company received, after the date hereof and prior to the Go-Shop Period End Date, an Acquisition Proposal that the Company Board determines (after consultation with independent financial advisors and outside legal counsel and upon recommendation thereof by the Special Committee) is bona fide and constitutes, or would be reasonably expected to result in, a Superior Proposal (each, a “Go-Shop Excluded Party”), (y) an unredacted copy of any such Acquisition Proposal made in writing (including copies, with such redactions as may be required in order to comply with confidentiality obligations, of any financing commitments relating thereto, which shall include any fee letters), and (z) a written summary of the material terms of any Acquisition Proposal not made in writing (including any financing commitments relating thereto, which shall include any fee letters). Notwithstanding the commencement of the obligations of the Company under Section 6.4(b), from and after the Go-Shop Period End Date, the Company may, until 11:59 p.m. (New York time) on the fifteenth (15th) day following the Go-Shop Period End Date (the “Cut-Off Date”), continue to engage in the activities described in clauses (i) through (v) of Section 6.4(b) with respect to an Acquisition Proposal submitted by a Go-Shop Excluded Party on or before the Go-Shop Period End Date (and not subsequently withdrawn), including with respect to any amended or revised proposal submitted by such Go-Shop Excluded Party on or before the Cut-Off Date (but not a withdrawn Acquisition Proposal); provided, however, that, only in the case of clauses (iii) and (v) of Section 6.4(b) below, the obligations in Section 6.4(c), Section 6.4(d) and Section 6.4(e) shall apply at all times to all Acquisition Proposals of any Go-Shop Excluded Party.

(b)

No Solicitation or Negotiation. Except as permitted by Section 6.4(d) (Certain Permitted Actions) and Section 6.4(e) (Change in Recommendation; Termination), from the Go-Shop Period End Date until the Effective Time, or if earlier, the termination of this Agreement in accordance with its terms, the Company agrees that it will not, and it shall use its reasonable best efforts to cause each of its officers, directors and employees to not, and the Company shall direct any other Representatives of the Company to not, and shall not knowingly permit any other Representative of the Company to, directly or indirectly, (i) solicit, initiate, seek or knowingly facilitate or encourage, or take any action to solicit, initiate, seek or knowingly facilitate or encourage, the making by any Person (other than Parent and its Subsidiaries) of any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal, (ii) enter into, participate in, or maintain any discussions or negotiations with any Person relating to, in furtherance of an inquiry with respect to, or to obtain, an Acquisition Proposal, (iii) approve, recommend or accept, or enter into any agreement, understanding or arrangement with respect to, or relating to (whether binding or nonbinding), any Acquisition Proposal, (iv) furnish to any Person other than Parent any non-public information that would reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal or (v) submit any Acquisition Proposal (other than the Merger) or any matter related thereto to the vote of the stockholders of the Company. Subject to Section 6.4(d) (Certain Permitted Actions) and Section 6.4(e) (Change in Recommendation; Termination), from and after the Go-Shop Period End Date, the Company shall, and shall cause its Representatives to, immediately cease and terminate any and all activities or discussions or negotiations with any party or parties with respect to any Acquisition Proposal. Nothing in this Section 6.4 (Solicitation by Company) shall preclude the Company or any of its Representatives from contacting after the date of this Agreement any such party or parties solely for the purpose of complying with the provisions of the last sentence of this Section 6.4(b) (No Solicitation or Negotiation) and prior to the Approval Time, if the Company has received a bona fide written offer that is an Acquisition Proposal after the execution of this Agreement that did not result from a violation or breach of this Section 6.4 (Solicitation by Company) and that contained ambiguities regarding the material terms of such Acquisition Proposal, the Company may contact the Person who delivered such Acquisition Proposal to the Company and request that such Person clarify the material terms pursuant to such Acquisition Proposal, but shall not conduct or enter into discussions or negotiations regarding the Acquisition Proposal. The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal, if any, to return or destroy, to the extent provided pursuant to the applicable confidentiality agreement, all confidential information, documents and materials heretofore furnished to such Person by or on behalf of the Company.

(c)	Notice. The Company agrees that it will (i) notify Parent promptly orally and in writing of (and in any event within forty-eight (48) hours after the Company’s or its Representative’s receipt) of, and shall provide Parent with twenty-four (24) hours prior notice (or such lesser prior notice as is provided to members of the Company Board) of any meeting of the Company Board at which it is reasonably expected that the Company Board would consider, any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal (including any modification thereto), or any request for information that would reasonably be expected to lead to an Acquisition Proposal, that is received by the Company or any of its Representatives from any Person (other than Parent) from and after the Go-Shop Period End Date, including in such description the identity of the Person from which such inquiry, expression of interest, proposal, offer or request for information was received (the “Other Interested Party”) and shall keep Parent informed on a prompt basis as to the status of and any material developments regarding any such proposal; and (ii) keep Parent reasonably informed of the status and terms of any Acquisition Proposal or potential Acquisition Proposal and the discussions and negotiations relating thereto and promptly provide to Parent the material terms and conditions of any such Acquisition Proposal or potential Acquisition Proposal. Without limiting the foregoing, the Company shall promptly (and in any event within forty-eight (48) hours) notify Parent orally and in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.4(d) (Certain Permitted Actions). The Company shall not, after the date of this Agreement, enter into any confidentiality agreement that would prohibit it from providing such information to Parent.

(d)

Certain Permitted Actions. Notwithstanding Section 6.4(b) (No Solicitation or Negotiation) and Section 6.4(c) (Notice) or any other provision of this Agreement to the contrary, at any time following the Go-Shop Period End Date and prior to the Approval Time, if (i) the Company receives an unsolicited bona fide offer that is an Acquisition Proposal from a third party, (ii) neither the Company nor any of its Representatives shall have directly or indirectly violated or breached any of the provisions set forth in Section 6.4(b) (No Solicitation or Negotiation), Section 6.4(c) (Notice) or Section 6.6(a) (Company Stockholders Meeting), in a manner that resulted in the submission of such Acquisition Proposal, (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel and upon recommendation of the Special Committee, that such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, and (iv) after consultation with its outside counsel, the Company Board determines in good faith that such action is necessary to comply with its fiduciary duties to the stockholders of the Company under applicable Law, the Company Board may (directly or through the Company’s Representatives) (A) furnish non-public information with respect to the Company to the Person who made such proposal, and (B) participate in negotiations regarding such proposal; provided that the Company (x) shall not, and shall not allow any of its Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement and (y) shall promptly provide to Parent or its Representatives any material non-public information concerning the Company provided to such other Person which was not previously provided to Parent.

(e)	Change in Recommendation; Termination. Notwithstanding Section 6.4(b) (No Solicitation or Negotiation) and Section 6.4(c) (Notice), if the Company receives an offer that is an Acquisition Proposal that has not been withdrawn and that did not result from a breach of the provisions of Section 6.4 (Solicitation by Company) or Section 6.6(a) (Company Stockholders Meeting) and that the Company Board of Directors determines in good faith, after consultation with outside counsel and its financial advisors and upon recommendation by the Special Committee, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms of this Agreement that may be offered by Parent (including pursuant to clause (ii) below), the Company Board may at any time prior to the Approval Time, if the Company Board determines in good faith, after consultation with outside counsel and upon recommendation by the Special Committee, that such action is necessary to comply with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law, (x) effect a Change in Recommendation with respect to such Superior Proposal or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company complies with the provisions of Section 8.3 (Termination Payments; Expense Reimbursement); and provided further that the Company Board may not make a Change in Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:

(i)

the Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance (the “Notice Period”), of the Company’s intention to take such action with respect to such Superior Proposal (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change in

Recommendation), which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(ii)	prior to effecting such Change in Recommendation or terminating this Agreement to entering into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) in an attempt to mutually agree upon such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.4(e) (Change in Recommendation; Termination) with respect to such new written notice; provided that the Notice Period for any subsequent notice shall be shortened from four (4) Business Days to three (3) Business Days.

(f)	Permitted Disclosures. Nothing contained in this Section 6.4 (Solicitation by the Company) shall be deemed to prohibit the Company, the Company Board, the Special Committee or any other committee of the Company Board from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or other applicable Law (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company), in each case if, in the good faith judgment of the Special Committee, after consultation with outside legal counsel, failure to so disclose would violate applicable Law, it being understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop-look-and-listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act, shall not constitute a Change in Recommendation; provided, however, that all actions taken or agreed to be taken by the Company, the Company Board, the Special Committee or any other committee of the Company Board shall comply with the provisions of this Section 6.4 (including the provisions related to a Change in Recommendation).

(g)	Actions by Certain Other Persons. The Company agrees that if any of the Company’s or its officers, directors or employees take, or if any stockholder owning of record or beneficially (alone or together with its Affiliates) more than 10% of the outstanding Company Common Stock takes, any action or inaction that would constitute a breach of this Section 6.4 (Solicitation by Company) if taken by the Company, such action or inaction shall be deemed to be a breach of this Agreement by the Company.

Section 6.5 Regulatory and Governmental Matters.

(a)	Without limiting Section 6.3 (Control of Operations), the parties will cooperate with each other and use their respective reasonable best efforts to obtain all Required Governmental Approvals including any Consents, Permits, authorizations, orders and approvals of any third person or Governmental Entity that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such Consents, Permits, authorizations, orders and approvals.

(b)

Promptly following execution of this Agreement, Parent and Company shall each use their reasonable best efforts to file or cause to be filed all applications and notices with the Florida Department of Health and any other Governmental Entity that are necessary or appropriate for approval of the transfer of control or the assignment of the Permits relating to the respective businesses of the Company as currently conducted or the obtaining of new Permits necessary to operate the business of the Company as currently conducted, including after giving effect to the Transactions (the “Required Approvals”) as well as any prior actions of the Company that would require the approval of, or notice to, the Florida Department of Health or any other Governmental Entity (the “Additional Approvals”, and together with the Required Approvals, the “Approvals”). The Approvals shall include all of the consents and approvals set forth on Section 6.5 of the Company Disclosure Schedule. The Company shall promptly use reasonable best efforts to furnish information to Parent and assist Parent as it may reasonably request in connection with the preparation of the filings with respect to the Approvals. The Company and Parent agree that they will consult and cooperate with each other with respect to the obtaining of all Approvals as well as all other Consents of the Florida Department of Health, necessary to consummate the Transactions. Each of the Company, Parent and Merger Sub shall cooperate with the other party and use reasonable best efforts to prosecute or cause to be prosecuted all such applications to a favorable conclusion, and shall work with the other party to file or cause to be filed all Approvals. Without limiting the generality of the foregoing, the Company and Parent shall, without limitation: (i) promptly notify each other of, and if in writing furnish each other with copies (or, in the case of oral communications, advise each other orally), of any material communications from or with the Florida Department of Health with respect to the Approvals or the Transactions under this Agreement; (ii) permit each other to review and discuss in advance, and consider in good faith the views of each other in connection with, any proposed written or oral communication with the Florida Department of Health with respect to the Approvals or the Transactions under this Agreement; (iii) use reasonable best efforts not to participate in any meeting with the Florida Department of Health with respect to the Approvals or the transactions contemplated by this Agreement unless they consult with each other in advance and, to the extent permitted by such Governmental Entity, give each other the opportunity to attend and participate therein; (iv) furnish each other with advance copies of all material correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and the Florida Department of Health with respect to the Approvals or the Transactions under this Agreement; and (v) furnish each other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to the Florida Department of Health. No party shall take or cause to be taken any Action before with the Florida Department of Health which is inconsistent with or intended to delay Action on such applications or consummation of the Transactions. The Company shall pay the applicable filing fees with respect to the applications seeking all Approvals and all other applicable Consents. Each of the Company and Parent shall bear its own costs associated with the preparation and submission of such filings.

(c)	Each of Parent and the Company will, upon request, furnish to the other all information concerning itself, its Subsidiaries (in the case of Parent), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Company, Parent or any of Parent’s Subsidiaries to any Governmental Entity in connection with the Transactions.

(d)	The Company agrees and acknowledges that, notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required, action to be taken or commitment to be made by the Company, Parent, or any of Parent’s Subsidiaries to consummate the transactions contemplated by this Agreement, the Company shall not, without Parent’s prior written consent, and Parent and its Subsidiaries shall not be required to, sell, hold separate, divest, or dispose of or commit to any sale, holding separate, divestiture or disposal of or enter into any voting trust arrangement, hold separate arrangement or similar arrangement, with respect to any securities, businesses, product lines, or assets of the Company, or take any other action or commit to take any action that would limit the Company’s, Parent’s or any of Parent’s Subsidiaries’ freedom of action with respect to, or their ability to retain any of, the securities, businesses, product lines or assets of the Company, or otherwise litigate any matter related to the foregoing.

Section 6.6 Proxy Statement; Company Stockholders Meeting.

(a)	Company Stockholders Meeting. Subject to Section 6.6(c) (Preparation of Proxy Statement) or unless this Agreement has been terminated pursuant to Article 8, the Company shall take all actions in accordance with applicable Law, the Company’s Articles of Incorporation and Bylaws and the rules of the NASDAQ Stock Market to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or postponement thereof, the “Company Stockholders Meeting”) for the purpose of obtaining the Required Company Stockholder Approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, the Company in its sole discretion may adjourn or postpone the Company Stockholders Meeting (i) with Parent’s consent, (ii) to the extent necessary to ensure that any required (as determined by the Company Board in good faith after consultation with outside legal counsel) supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting; (iii) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting; (iv) the Company has provided a written notice to Parent pursuant to Section 6.4(e) (Change in Recommendation; Termination) and the deadline contemplated by Section 6.4(e) (Change in Recommendation; Termination) with respect to such notice has not been reached; or (v) to allow additional solicitation of votes in order to obtain the Required Company Stockholder Approval. Subject to the right of the Company Board of Directors to make a Change in Recommendation in accordance with Section 6.4(e) (Change in Recommendation; Termination), the Company Board of Directors shall recommend adoption of this Agreement by its stockholders at the Company Stockholders Meeting and shall take all reasonable lawful action to solicit such adoption of this Agreement. Notwithstanding any Change in Recommendation, unless this Agreement has been terminated pursuant to and in accordance with Article 8, this Agreement shall be submitted to the Company’s stockholders for the purpose of obtaining the Required Company Stockholder Approval. The Company shall, upon the reasonable request of Parent, advise Parent during the last seven (7) Business Days prior to the date of the Company Stockholders Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Required Company Stockholder Approval.

(b)

Record Date. The Company shall establish a record date for purposes of determining stockholders entitled to notice of and vote at the Company Stockholders Meeting (the “Record Date”) that is within five (5) Business Days following the date the SEC confirms that is has no further comments on the Proxy Statement and approximately thirty-five (35) days prior to the date of the Company Stockholders Meeting. Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company’s Bylaws. In the event that the date of the Stockholders Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new Record Date for the Company Stockholders Meeting, as so adjourned, postponed or delayed, except as required by applicable Law or the Company’s Bylaws. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than procedural matters) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

(c)	Preparation of Proxy Statement. As promptly as reasonably practicable (but in any event within five (5) Business Days) after the Go-Shop Period End Date (or such earlier date as the Company determines in its sole discretion), subject to the receipt from Parent and Merger Sub of the information described in the third sentence of this Section 6.6(c) (Preparation of Proxy Statement), the Company shall prepare and file with the SEC the Proxy Statement, and each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Subject to Section 6.4(e) (Change in Recommendation; Termination), the Proxy Statement shall include the Company Board Recommendation. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required to be set forth in the Proxy Statement or reasonably requested by the Company for inclusion therein. Each of Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and to correct any material omissions therein. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall make available to Parent copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement. If at any time prior to receipt of the Required Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall cooperate with and provide Parent and its counsel a reasonable opportunity to review the Proxy Statement prior to its being filed with the SEC and shall provide Parent and their counsel a reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information prior to their being filed with, or sent to, the SEC. The Company shall give reasonable and good faith consideration to any comments made by Parent or its counsel. The Company shall use its reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable (but in any event within ten (10) Business Days) after the SEC confirms that it has no further comments on the Proxy Statement.

(d)	Voting by Parent and Merger Sub. Parent and Merger Sub shall cause all shares of the Company Common Stock owned by Parent, Merger Sub or any of their subsidiaries to be voted in favor of the adoption of this Agreement.

Section 6.7 Agreement to Cooperate.

(a)	Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Transactions. Prior to the Effective Time, the Company shall use its reasonable best efforts, and Parent and Merger Sub shall use their reasonable best efforts to cooperate and assist the Company, to obtain all consents of any third parties that may be necessary for the consummation of the Transactions. Prior to the Effective Time, the Company shall deliver to Parent (i) a certificate of the Secretary of the Company, dated as of the Closing Date certifying and attaching: (A) the resolutions adopted by the Company Board and the Company Stockholders to authorize this Agreement and the Transactions, in each case, in the form provided to Parent prior to the date of this Agreement, (B) if applicable, the resolutions adopted by the Company Board of Directors terminating the 401(k) Plans in accordance with this Agreement; and (C) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby; and (ii) an affidavit stating that the Company is not, and has not been during the applicable period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” dated as of the Closing Date and in form and substance as required under Treasury Regulation Section 1.897-2(h).

(b)

Third Party Notices and Consents. In furtherance and not in limitation of Section 6.7(a) (Cooperation), the Company shall, unless instructed to do otherwise by Parent, deliver all necessary notices, and shall use reasonable best efforts to obtain all consents, modifications, waivers and approvals, in each case, of any parties to any Contracts to which the Company is a party as are required in connection with the Merger in order to ensure that all such Contracts remain in full force and effect from and after the Effective Time in accordance with their respective terms and to preserve all rights of, and benefits to, Parent and the Surviving Corporation under such Contracts from and after the Effective Time and Parent and Merger Sub shall use their reasonable best efforts to cooperate and assist the Company in furtherance of the forgoing. All such notices, consents, modifications, waivers and approvals shall be in a form and substance reasonably acceptable to Parent. In the event that the other parties to any such Contract, including any lessor or licensor of any Leases, conditions its grant of a consent, waiver or approval

(including by threatening to exercise a “recapture” or other termination right) upon or otherwise required in response to a notice or consent request relating to this Agreement, the payment of a material consent fee, “profit sharing” payment or other consideration, including material amendment or materially increased rent payments or other payments under the Contract or the provision of material additional security (including a guaranty), the Company shall not make or commit to make any such payment or provide any such consideration without Parent’s prior written consent.

Section 6.8 Access to Information.

(a)	Access to Information. Upon reasonable notice and subject to applicable law relating to the exchange of information, the Company will afford to the officers, employees, accountants, counsel and other Representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all its offices, properties, books, Contracts, commitments and records (which the parties agree may be afforded in whole or in part through electronic means), other than, subject to the requirements of Section 6.4, any such matters that relate to the negotiation and execution of this Agreement, or to transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions, and instruct the employees, counsel and financial advisors of the Company to cooperate with Parent in its investigation of the Company; provided, that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company. In furtherance, and not in limitation for the forgoing, during such period, the Company will make available to Parent (i) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state laws applicable to such party (other than reports or documents that such party is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company relating to individual performance or evaluation records, medical histories or other sensitive information that in the Company’s good faith opinion, after consultation with outside counsel, the disclosure of which would reasonably be expected to subject the Company to the risk of liability.

(b)

Substitute Arrangements; Notice and Cooperation. Without limiting the terms of Section 6.4 (Solicitation by Company), notwithstanding the foregoing, none of the Company, Parent or any of Parent’s Subsidiaries will be required to provide access to or to disclose information where (i) such access or disclosure would in the Company’s good faith opinion after consultation with outside legal counsel, result in the loss of the attorney-client privilege of such party or contravene any law or binding agreement entered into prior to the date of this Agreement or (ii) the Company, on the one hand, and Parent or any of its Subsidiaries, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto unless required by the rules of discovery. The Company will use its reasonable best effort to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of clause (i) of the preceding sentence apply. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC and/or mailing to the stockholders of the Company of such amendment or supplement, in each case as promptly as practicable.

(c)	Confidentiality. All information provided to Parent and its representatives pursuant to this Section 6.8 (Access to Information) shall be subject to the Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect until the Closing and, if this Agreement is terminated, such Confidentiality Agreement shall continue in accordance with its terms.

Section 6.9 Expenses and Fees. Except as provided in Section 8.3 (Termination Payments; Expense Reimbursement) and Section 8.4 (Parent Termination Fee), all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company; provided, however, that Parent shall not be required to pay more than $100,000 if prior to the Approval Time the Company Board effects a Change in Recommendation (whether or not permitted to do so under the terms of this Agreement).

Section 6.10 Public Statements. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree that, except as set forth in Section 6.4 (Solicitation by Company), from the date hereof through the Closing Date, no public release or announcement concerning the Transactions shall be issued or made by or on behalf of any party without the prior consent of the other party or parties (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall allow the other party or parties reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that the Company shall not be required to provide to Parent any such opportunity to review or comment in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a Change in Recommendation.

Section 6.11 Employee Matters.

(a)

For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), Parent and its Subsidiaries shall take all reasonable best efforts actions required so that each Continuing Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to receive credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time and Parent and its Subsidiaries shall take all reasonable best efforts required to waive any applicable waiting periods under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time; provided, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits; provided, however, that Parent agrees, in any event, to provide service credit for each Continuing Employee for vacation accrual, regardless of the efforts standard set in this sentence.

(b)	Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Stock Option Plans and Company Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

(c)	The Company shall not communicate in writing to groups of current or former Company employees, regarding any matters discussed in this Section 6.11 (Employee Matters) without the consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned and to be rendered promptly. The Company will use its reasonable best effort to cause its officers and the members of the Company Board not to make any formal, oral communications to groups of current or former Company employees that are inconsistent with the provisions of this Section 6.11 (Employee Matters).

(d)	If requested by Parent, the Company shall provide Parent with access to, and the opportunity to meet with and provide offer letters to, each employee of the Company designated by Parent. The Company shall not disclose the terms of such offer letters to any employees of the Company other than the executive officers of the Company.

(e)	Nothing in this Section 6.11 (Employee Matters) shall confer any third party beneficiary rights on any Person, including any Company Employee.

(f)	From the date hereof to the later of (x) the Closing Date and (y) if this Agreement is terminated pursuant to Article 8 hereof, the first anniversary of such date of such termination, Parent shall not, with respect to any individual who is as of the date hereof, or during the term of this Agreement is, an employee of the Company, (i) encourage, induce, attempt to induce, solicit or attempt to solicit, any employee of the Company to leave his or her employment with the Company, or (ii) except where the restriction in this clause (ii) would be prohibited by applicable Law, hire or attempt to hire any employee of the Company. A response to a general solicitation will not be a violation of this Section 6.11(f) (Employee Matters) so long as such general solicitation is not designed to target any employee or group of employees of the Company.

Section 6.12 Notification of Certain Matters. Each of Parent, Merger Sub and the Company agrees to give prompt notice to each other of any event which occurrence or failure to occur would reasonably be likely to cause any of the conditions set forth in Article 7 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.12 (Notification of Certain Matters) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. No disclosure after the date hereof of an inaccuracy of any representation and warranty made in this Agreement (whether pursuant to this Section 6.12 (Notification of Certain Matters) or otherwise) shall supplement or amend the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, or affect any representation or warranty made herein. From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent of (i) any actions, suits, claims or proceedings commenced against the Company relating to or involving this Agreement or the transactions contemplated hereby and (ii) any change, circumstance, fact, event or effect constituting, or that could reasonably be expected to constitute, a Company Material Adverse Effect.

Section 6.13 Directors and Officers Indemnification and Insurance

(a)

Indemnification. Without limiting any additional rights that any director, officer, or trustee or fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) may have under any indemnification agreement or under the Company’s Articles of Incorporation as of the date of this Agreement, its Bylaws as of the date of this Agreement, the Tail Policies, or this Agreement, from and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation (the “Indemnitors”) to, jointly and severally: (i) indemnify and hold harmless each Person who is at the date hereof or during the period from the date hereof through the Effective Time serving as a director, officer, or employee of the Company or served as an officer, director or employee of any Affiliate of the Company if such service was both at the request and for the benefit of the Company (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom, in each case, to the same extent provided in the Company’s Articles of Incorporation and its Bylaws, in each case, as of the date of this Agreement, or any indemnification agreement made available to Parent and set forth on Section 6.13(a) of the Company Disclosure Schedule, as in effect on the date of this Agreement and disclosed to Parent, and (ii) promptly pay on behalf of or, within twenty (20) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, in each case, to the extent permitted under applicable law, to the same extent provided in the Company’s Articles of Incorporation and its Bylaws, in each case, as of the date of this Agreement, and disclosed to Parent. Notwithstanding anything to the contrary herein, prior to making any payment or advance in respect of indemnification obligations set forth in this Section 6.13(a) (Indemnification), the Person who is requesting such indemnification or advance shall agree to execute an undertaking in customary form to repay such payments or advances if it is ultimately determined that such Person is not entitled to indemnification. No Indemnified Person shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Party hereunder unless Parent consents in writing to such settlement, compromise or consent, such consent not to be unreasonably withheld, delayed or conditioned. As used in this Section 6.13(a) (Indemnification): (A) the term “Claim” means any threatened, asserted, pending or completed Action, whether instituted by any party hereto, any Governmental Entity or any other party, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer, or employee of the Company or any employee benefit plan (within the meaning of Section 3(3) of ERISA) or any other person at or prior to the Effective Time at the request of the Company, and (B) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) reasonably paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.13(a) (Indemnification), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party.

(b)	Assumption of Existing Indemnification Rights. Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company as provided in the Company’s Articles of Incorporation and its Bylaws, in each case, as of the date of this Agreement, and indemnification agreements of the Company, as set forth on Section 6.13(a) of the Company Disclosure Schedule and disclosed to Parent prior to the date of this Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c)

Directors and Officers Insurance. Prior to the Effective Time, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Closing Date with respect to directors’ and officers’ liability insurance from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (the “Tail Policies”). In the event that the Company purchases such a “tail” policy prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, for so long as such “tail” policy shall be maintained in full force and effect.

(d)	Third Party Beneficiaries. This Section 6.13 (Directors and Officers Indemnification and Insurance) is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties, their heirs and successors and shall be binding on all successors and assigns of the Company, Parent and the Surviving Corporation, as applicable. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.13 (Directors and Officers Indemnification and Insurance). Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.13 (Directors and Officers Indemnification and Insurance) is not prior to, or in substitution for, any such claims under any such policies.

(e)	The obligations of Parent and the Surviving Corporation under this Section 6.13 (Directors and Officers Indemnification and Insurance) shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party, or any other Person entitled to the benefit of this Section 6.13 (Directors and Officers Indemnification and Insurance), without the consent of the affected Indemnified Party or such other Person, as the case may be. In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation, as the case may be, shall assume all of the obligations thereof set forth in this Section 6.13 (Directors and Officers Indemnification and Insurance).

Section 6.14 Stockholder Litigation. The Company shall provide Parent with prompt notice of and copies of all proceedings and correspondence relating to any Action against the Company or any of its directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement; provided, that the Company shall not be required to provide Parent with such disclosure to the extent doing so would, in the Company’s good faith opinion after consultation with outside legal counsel, result in the loss of the attorney-client privilege of the Company. The Company shall give Parent the opportunity to participate in the defense or settlement of any such stockholder litigation or claim (it being understood that the Company shall control the defense or settlement of any stockholder litigation with counsel of its own choosing), shall give due consideration to Parent’s advice with respect to such stockholder litigation or claim and shall not settle or compromise or offer to settle or compromise any such stockholder litigation or claim without the prior written consent of Parent; provided, however, that (a) Parent’s consent shall not be unreasonably withheld, conditioned or delayed to the extent such compromise, settlement or arrangement is a “disclosure only settlement” that does not obligate the Company, Parent or Merger Sub to incur any monetary obligations (other than attorneys’ fees to the plaintiffs’ counsel in such litigation or costs incurred with separately mailing such disclosure to the Company’s stockholders, if required under applicable Law) and (b) Parent’s consent shall be in its sole discretion in all other circumstances.

Section 6.15 De-registration. Parent shall cause the Surviving Corporation to cause the Shares to be de-registered under the Exchange Act following the Effective Time.

Section 6.16 Termination of Company Plans. Unless instructed otherwise by Parent, effective as of no later than the day immediately preceding the Effective Time, the Company shall terminate any and all Company Plans intended to include group severance pay or benefits and any Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated). The Company shall provide Parent with evidence that any such 401(k) Plan has been terminated pursuant to resolutions of the board of directors (or similar body) of the Company. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating any such 401(k) Plan as Parent may require.

Section 6.17 Cooperation. Prior to the Closing, the parties will work with each other in good faith to take and coordinate the actions and matters set forth on Section 6.7 of the Company Disclosure Schedule.

Article 7

CONDITIONS TO THE MERGER

Section 7.1 Conditions to the Obligations of Each Party. The obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (which may be waived by the mutual written consent of the Company and Parent, if permitted by applicable Law):

(a)	Required Company Stockholder Approval. The Required Company Stockholder Approval shall have been obtained in accordance with applicable Law, the Articles of Incorporation and Bylaws of the Company;

(b)	Equityholder Notices. The Company shall have, if and to the extent required, provided notice to holders of Company Stock Options describing the treatment of Company Stock Options contemplated by Section 3.4 (Treatment of Company Stock-Based Securities) and the applicable required time period shall have elapsed since such notice was delivered to such holders.

(c)	No Law or Injunction. No statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction, whether temporary or permanent,

shall have been enacted, entered, adopted, promulgated, issued or enforced by any court or other Governmental Entity of competent jurisdiction which is in effect and has the effect of prohibiting, restraining, enjoining or making illegal the consummation of the Merger.

Section 7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived by the written consent of Parent):

(a)	Representations and Warranties.

(i)	Each of the representations and warranties made by the Company in Section 4.1 (Organization and Qualification) (other than the third and last sentences thereof), Section 4.2 (Capitalization), Sections 4.4(a), (d) and (e) (Authority; Non-Contravention; Approval) and Section 4.21 (Opinion of Financial Advisor) (collectively, the “Company Fundamental Representations”) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made on the Closing Date, in each case, except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date, in each case, without giving effect to any “Company Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties, except that the representation set forth in the last sentence of Section 4.2(d) (Indebtedness; Other Obligations) shall be deemed to be true and correct in all respects notwithstanding a difference of $25,000 or less with respect to the Company’s cash and cash equivalents and restricted cash (net of outstanding checks and wire transfers).

(ii)	Each of the representations and warranties made by the Company in this Agreement (other than the Company Fundamental Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date) except where, including with respect to the parenthetical set forth in this clause (ii), the failure to be so true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, in each case, without giving effect to any “Company Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties.

(b)	Covenants. The covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)	No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

(d)	Executed Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)	a certificate executed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer (the “Company Closing Certificate”) certifying that the condition set forth in Section 7.2(a) (Representations and Warranties), Section 7.2(b) (Covenants) and Section 7.2(c) (No Company Material Adverse Effect) have been duly satisfied;

(ii)	written resignations and releases of all directors and resignations and releases of all officers of the Company, in a form reasonably acceptable to Company and Parent, to be effective as of the Effective Time; and

(iii)	a properly completed and executed certificate to the effect that the Company Common Stock is not a U.S. real property interest (such certificate in the form required by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)).

(e)	Required Approvals. All Required Governmental Approvals and Approvals as identified in Section 7.2(e) of the Company Disclosure Schedule shall have been duly obtained.

(f)	Third Party Documents. The Company shall have delivered the notices and received the consents described on Section 7.2(f) of the Company Disclosure Schedule with respect to the Contracts set forth therein in a form reasonably acceptable to Parent.

(g)	Litigation. There shall not be pending, or threatened in writing, by a Governmental Entity of competent jurisdiction, any suit, order, law, action or proceeding that seeks to compel Parent or the Company, or any Subsidiary of Parent or the Company, to dispose of or hold separate any material assets, as a result of the Transactions.

(h)	Appraisal Rights. The aggregate number of shares of Company Common Stock at the Effective Time of the Merger, the holders of which have demanded purchase of their shares of Company Common Stock in accordance with the provisions of Section 1323 of the FBCA, shall not equal 20% or more of the shares of Company Common Stock outstanding as of the record date of the Company Stockholder Meeting.

(i)

Transitional Employment Agreement. Subject to the discontinuation of employment due to death or disability, the Chief Executive Officer shall have entered into with the Company a six (6) month transitional employment agreement mutually agreeable to both Parent and the Chief Executive Officer to replace, and on substantially the same terms as, the Chief Executive Officer’s current employment agreement with the Company; provided that such transitional employment agreement shall not include any severance or exit payment upon its termination or expiration.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived by the written consent of the Company):

(a)	Representations and Warranties. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date), except, in each case, including the parenthetical set forth in this sentence, where the failure to be so true and correct has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, without giving effect to any “Parent Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties.

(b)	Covenants. The covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)	Executed Agreements and Documents. The Company shall have received a certificate executed on behalf of Parent by a duly authorized officer thereof certifying that the conditions set forth in Section 7.3(a) (Representations and Warranties) and Section 7.3(b) (Covenants) have been duly satisfied.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

Article 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time before the Effective Time (whether before or, except as indicated in Section 8.1(e) (Change in Recommendation; Breach of Agreement), Section 8.1(f) (Alternative Acquisition Agreement) and Section 8.1(g) (Stockholder Approval), after the Approval Time) only by the parties under the terms and conditions described below:

(a)	Mutual Consent. By mutual written consent of Parent and the Company (which, with respect to the Company, shall be upon the recommendation of the Special Committee);

(b)	Outside Date.

(i)	Parent Outside Date. By Parent if the Effective Time shall not have occurred on or prior to 11:59 p.m. Florida time on April 30, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) (Parent Outside Date) shall not be available to any party whose breach, or failure to perform any of its obligations hereunder in breach, of this Agreement has been the principal cause of, or primarily resulted in, the consummation of the Merger not occurring before such date; provided, further, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) (Parent Outside Date) shall not be available to Parent during the pendency of any Action by the Company before a Governmental Entity of competent jurisdiction for specific performance of this Agreement to the extent permitted in Section 9.7 (Enforcement); or

(ii)	Company Outside Date. By the Company if the Effective Time shall not have occurred on or prior to 11:59 p.m. Florida time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) (Company Outside Date) shall not be available to the Company if its breach, or failure to perform any of its obligations hereunder in breach, of this Agreement has been the principal cause of, or primarily resulted in, the consummation of the Merger not occurring before such date; or

(iii)	Law or Injunction. If a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) (Law or Injunction) shall not be available to any party whose failure to comply with any of its obligations hereunder in breach of this Agreement has been the principal cause of, or primarily resulted in, such action by such Governmental Entity.

(c)

Representations, Warranties and Covenants of the Company. By Parent, upon written notice to the Company, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, or any of the Company’s representations or warranties shall have become inaccurate, which breach, failure to perform or inaccuracy (i) would give rise to the failure of a condition set forth in Section 7.2(a) (Representations and Warranties) or Section 7.2(b) (Covenants) to be satisfied, and (ii) is either (A) incapable of being cured by the Outside Date or (B) shall not have been cured within thirty (30) calendar days following receipt of written notice thereof from Parent (which notice shall specify in reasonable detail the nature of such breach or failure); provided, that neither Parent nor Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform has resulted, or would result, in a failure of a condition set forth in Section 7.1 (Conditions to the Obligations of Each Party) or Section 7.3 (Conditions to the Obligations of the Company) to be satisfied; or

(d)	Representations, Warranties and Covenants of Parent. By the Company, upon written notice to Parent, if Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, or any of the Parent’s representations or warranties shall have become inaccurate, which breach, failure to perform or inaccuracy (i) would give rise to the failure of a condition set forth in Section 7.3(a) (Representations and Warranties) and Section 7.3(b) (Covenants) to be satisfied, and (ii) is either (A) incapable of being cured by the Outside Date or (B) shall not have been cured within (30) calendar days following receipt of written notice thereof from the Company (which notice shall specify in reasonable detail the nature of such breach or failure); provided, that the Company shall not have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform has resulted, or would result, in a failure of a condition set forth in Section 7.1 (Conditions to the Obligations of Each Party) or Section 7.2 (Conditions to the Obligations of Parent and Merger Sub) to be satisfied; or

(e)	Change in Recommendation; Breach of Agreement. By Parent, upon written notice to the Company prior to the Approval Time, if (i) the Company Board effects a Change in Recommendation (whether or not permitted to do so under the terms of this Agreement); (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (iii) the Company Board failed to publicly reconfirm its recommendation of the Merger and the Transactions and its determination that the Merger is in the best interests of the Company’s stockholders within five (5) Business Days after the receipt of a written request by Parent when an Acquisition Proposal is publicly announced (or if the Outside Date is less than five (5) Business Days from the receipt of such request from Parent, by the close of business on the penultimate Business Day preceding the Outside Date) (provided, however, that such five (5) Business Day period shall be extended for an additional five (5) Business Days following any material modification to such Acquisition Proposal occurring after the receipt of Parent’s request); (iv) the Company Board shall have approved, endorsed or publicly recommended to its stockholders any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement as contemplated by Section 6.4(d) (Certain Permitted Actions)); (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (vii) the Company shall have materially breached the provisions set forth in Section 6.4 (Solicitation by Company) or Section 6.6(a) (Company Stockholders Meeting).

(f)	Alternative Acquisition Agreement. By either Parent or the Company, if prior to the Approval Time, the Company Board has accepted a Superior Proposal in accordance with Section 6.4(e) (Change in Recommendation; Termination) and substantially simultaneously with such termination is entering into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, that the Company may terminate this Agreement under this Section 8.1(f) (Alternative Acquisition Agreement) only if:

(i)	the Company is not then and has not been in breach of its obligations under Section 6.4 (Solicitation by Company) or Section 6.6(a) (Company Stockholders Meeting) in any material respect; and

(ii)	upon such termination, the Company makes the payment to Parent required under Section 8.3(a)(ii) (Company Termination Payment) in accordance with such Section.

(g)	Stockholder Approval. By either the Company or Parent, if the Company fails to obtain the Requisite Company Stockholder Approval at the Company Stockholders Meeting or any adjournment or postponement thereof.

(h)	Restatement of Financials. By Parent, if at any time after the date hereof, the Company restates (or is required to restate) any of the financial statements of the Company set forth in the Quarterly Reports on Form 10-Q filed by the Company with the SEC since January 1, 2012 or in the Annual Reports on Form 10-K filed with the SEC since January 1, 2012; provided, however, that a restatement that solely reflects an improvement in the operating results or financial performance of the Company shall not be deemed a restatement for purposes of this Section 8.1(i) (Restatement of Financials); provided, further, that a restatement (i) that reflects a change of less than ten percent (10%) of the Company’s net income (excluding the effects thereon of any changes in the Company’s non-cash expenses which impact the Company’s financial statements) as previously reported for the relevant period, or (ii) is a result of changes following the date of this Agreement in GAAP, applicable laws or interpretations thereof, shall not, in each case, be deemed a restatement for purposes of this Section 8.1(h) (Restatement of Financials).

(i)

Parent Delay. By the Company if (A) all of the conditions set forth in Sections 7.1 (Conditions to the Obligations of Each Party) and 7.2 (Conditions to the Obligations of Parent and Merger Sub) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which was at the time of termination capable of being satisfied as if such time were the Closing), (B) the Company has irrevocably confirmed by notice in writing to Parent (x) that all of the conditions set forth in Section 7.3 (Conditions to the Obligations of the Company) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which was at the time of termination capable of being satisfied or waived at the Closing) or that it is waiving any unsatisfied conditions in Section 7.3 (Conditions to the Obligations of the Company) for the purpose of consummating the Closing and (y) it is ready, willing and able to consummate the Closing; (C) Parent and Merger Sub fail to complete the Closing within two (2) Business Days after the delivery of such notice; and (D) the Company stood ready, willing and able to consummate the Closing during such two (2) Business Day period.

Section 8.2 Effect of Termination. A party entitled to terminate this Agreement pursuant to Section 8.1 (Termination) may do so by delivering written notice of such termination to the other party, specifying the provision or provisions of Section 8.1 (Termination) pursuant to which such termination is affected. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.1 (Termination), this Agreement shall forthwith become void and there shall be no further obligation on the part of Parent, Merger Sub, the Company or their respective officers, directors, Representatives or Affiliates except as provided in Section 6.8(c) (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Termination Payments; Expense Reimbursement) and Article 9, all of which shall survive termination of this Agreement, and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except that the Company and Parent may have liability as provided in Section 8.3 (Termination Payments; Expense Reimbursement).

Section 8.3 Termination Payments; Expense Reimbursement.

(a)	Company Termination Payment. If this Agreement is terminated:

(i)	(A) by Parent pursuant to Section 8.1(b)(i) (Parent Outside Date), the Company pursuant to Section 8.1(b)(ii) (Company Outside Date), or by Parent pursuant to Section 8.1(c) (Representations, Warranties and Covenants of the Company) and (x) at or prior to such termination an Acquisition Proposal shall have been made and shall not have been withdrawn prior to such termination, and (y) within twelve months following the termination of this Agreement pursuant to Section 8.1(b)(i) (Parent Outside Date), Section 8.1(b)(ii) (Company Outside Date), or Section 8.1(c) (Representations, Warranties and Covenants of the Company), the Company consummates a Company Acquisition, enters into a definitive agreement to effect a Company Acquisition, or the Company Board or any committee thereof recommends a Company Acquisition to the Company’s stockholders, and a Company Acquisition Proposal is subsequently consummated (whether or not it is consummated within such 12 month period) or (B) by Parent pursuant to Section 8.1(e) (Change in Recommendation; Breach of Agreement), then in any case, the Company shall pay to Parent (within three (3) Business Days after the date that such Company Acquisition is consummated (with respect to a termination described in clause (A)) or within five (5) Business Days after the date of such termination (with respect to a termination described in clause (B)), the Company Termination Fee, which amount shall be payable in cash by wire transfer of immediately available funds to an account designated by Parent; or

(ii)	by Parent or the Company pursuant to Section 8.1(f) (Alternative Acquisition Agreement) or Section 8.1(g) (Stockholder Approval), then the Company shall, prior to and as a condition of, such termination pay to Parent the Company Termination Fee, in cash by wire transfer of immediately available funds to an account designated by Parent.

For the avoidance of doubt, the Company shall not be required to pay more than one Company Termination Fee, even if there is more than one basis upon which such fee would be payable pursuant to this Section 8.3 (Termination Payments; Expense Reimbursement).

(b)	Expense Reimbursement. In the event that (A) Parent shall terminate this Agreement pursuant to Section 8.1(e) (Change in Recommendation; Breach of Agreement), Section 8.1(g) (Stockholder Approval), or Section 8.1(h) (Restatement of Financials), or (B) the Company shall be required to pay to Parent the Company Termination fee pursuant to Section 8.3 (Termination Payments; Expense Reimbursement), then in such event the Company shall pay Parent or its designees, as promptly as possible (but in any event within five (5) Business Days) following the delivery by Parent of an invoice therefor, all reasonable and out-of-pocket fees and expenses incurred by Parent, Merger Sub and their respective affiliates in connection with the transactions contemplated by this Agreement (“Parent Expenses”); provided that the Company shall not be required to pay more than an aggregate of $200,000 in Parent Expenses pursuant to this Section 8.3(b). The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same day funds within ten Business Days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(b).

(c)	Definition of Acquisition Proposal. For purposes of this Section 8.3 (Termination Payments; Expense Reimbursement), “Company Acquisition” shall mean an Acquisition Proposal, except that references therein to “20%” shall be replaced by “50.1%.”

(d)	Parent Termination Fee. If this Agreement is terminated by the Company in accordance with Section 8.1(b)(ii), Section 8.1(d), Section 8.1(i) or otherwise, then within five (5) Business Days of written notice of termination from the Company, Parent shall pay to the Company in immediately available funds an amount equal to $3 Million (the “Parent Termination Fee”).

Section 8.4 Exclusive Remedy. Except in the case of intentional breach by the Company, to the extent that Parent receives the Company Termination Fee or Parent Expenses, or the Company receives the Parent Termination Fee, pursuant to Section 8.3 (Termination Payments; Expense Reimbursement), then (i) with respect to the Company, (A) such Company Termination Fee or Parent Expenses shall constitute the exclusive remedy of Parent and Merger Sub against the Company and its stockholders, directors, officers, employees, agents, Affiliates and assignees

(the Company and such other Persons being referred to collectively in this Agreement as the “Company Related Parties”) for any damages suffered as a result of the failure of the Transactions to be consummated, and (B) upon payment of such amount, none of the Company Related Parties shall have any further liability arising out of this Agreement or the Transactions, and (ii) with respect to the Parent, (A) such Parent Termination Fee shall constitute the exclusive remedy of the Company against the Parent and Merger Sub and their respective stockholders, members or other equityholders, directors, officers, employees, agents, Affiliates and assignees (the Parent, Merger Sub and such other Persons being referred to collectively in this Agreement as the “Parent Related Parties”) for any damages suffered as a result of the breach of this Agreement or failure of the Transactions to be consummated, and (B) upon payment of such amount, none of the Parent Related Parties shall have any further obligation or liability arising out of or related to this Agreement or the Transactions. Parent and Merger Sub acknowledge and agree that the maximum liability of the Company and the Company Related Parties under this Agreement shall be limited to the amount of the Company Termination Fee and Parent Expenses. The Company acknowledges and agrees that, other than with respect to an order of specific performance in accordance with Section 9.7 (Enforcement), the maximum liability of the Parent and the Parent Related Parties under this Agreement shall be limited to the amount of the Parent Termination Fee. The parties acknowledge that the Company Termination Fee and Parent Termination Fee are not penalties, but rather are liquidated damages in a reasonable amount that will compensate Parent and the Merger Sub or the Company, as the case may be, in the circumstances in which such payments are payable.

Section 8.5 Reimbursement of Enforcement Costs and Expenses. Each of the parties hereto acknowledges that the agreements contained in Section 8.3 (Termination Payments; Expense Reimbursement) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to Section 8.3 (Termination Payments; Expense Reimbursement), and, in order to obtain such payment, Parent or its designee commences a suit that results in a final, non-appealable judgment against the Company for all or a portion of the amounts payable pursuant to Section 8.3 (Termination Payments; Expense Reimbursement), the Company shall pay and reimburse Parent for Parent’s costs and expenses in connection with such matter as well as interest on the amount so owed from the date such payment was required to be made until the date of payment at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. In addition, if Parent fails promptly to pay the amounts due pursuant to Section 8.3(d) (Parent Termination Fee), and, in order to obtain such payment, the Company or its designee commences a suit that results in a final, non-appealable judgment against Parent for all or a portion of the amounts payable to the Company pursuant to Section 8.3(d) (Parent Termination Fee), Parent shall pay and reimburse the Company for the Company’s costs and expenses in connection with such matter as well as interest on the amount so owed from the date such payment was required to be made until the date of payment at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

Section 8.6 Amendment. This Agreement may not be amended except by action taken by the parties’ respective boards of directors or pursuant to authority granted by such boards of directors and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable Law.

Section 8.7 Waiver. At any time prior to the Effective Time, subject to limitations under applicable Law, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, any waiver by the Company shall only be effective with the approval of the Special Committee. Any agreement on the part of a party hereto to any such extension or waiver shall be only valid if set forth in an instrument in writing signed on behalf of such party. Such extension or waiver or failure or delay to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article 9

GENERAL PROVISIONS

Section 9.1 Non-Survival. None of the representations and warranties in this Agreement shall survive the Merger, and after the Effective Time, no person or entity shall have any further obligation nor shall any claim be asserted or action be brought with respect thereto. Without limiting the terms of the Stockholder Agreement, none of the covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 9.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, delivered by a nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub to:

Sterigenics U.S., LLC

Three Parkway North, Suite 100N

Deerfield, IL 60015

Attention: Corey H. Grauer, Vice President, General Counsel & Corporate Secretary

Fax: 630-928-1703

with a copy (which shall not constitute notice) to:

Holland & Knight LLP

131 South Dearborn Street

30th Floor

Chicago, IL 60603

Attention: Michael Jones

Fax: (312) 578-666

Email: michael.jones@hklaw.com

If to Company, to:

Food Technology Service Inc.

502 Prairie Mine Road

Mulberry, FL 33860

Attention: Richard G. Hunter, Ph.D., President

Fax: (863) 425-5526

with a copy to (which shall not constitute notice):

Olshan Frome Wolosky LP

65 East 55th Street

New York, New York 10022

Attention: Steve Wolosky

Fax: (212) 451-2222

Email: swolosky@olshanlaw.com

Burr & Forman LLP

One Tampa City Center, Suite 3200

201 North Franklin Street

Tampa, Florida 33602

Attention: William J. Schifino, Sr.

Fax: (813) 357-3526

Email: wjschifino@burr.com

All such communications shall be deemed to have been duly given: (i) in the case of a notice delivered by hand, when personally delivered, (ii) in the case of a notice sent by facsimile, upon transmission subject to electronic confirmation of receipt and (iii) in the case of a notice sent by overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

Section 9.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) the word “including” means “including without limitation” and is intended by the parties to be by way of example rather than limitation, and (iii) reference to any Exhibit, Article or Section means such Exhibit, Article or Section hereof. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

Section 9.4 Entire Agreement; Assignment. This Agreement and the provisions hereof (including the exhibits and annexes hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, and the other documents and instruments referred to herein, including the Stockholder Agreement), together with the Confidentiality Agreement, (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise, except that Parent or Merger Sub may upon written notice to the Company transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (x) one or more of their Affiliates at any time (other than to an Affiliate that is not Solvent at the time of such transfer or at the Effective Time) and (y) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub.

Section 9.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

Section 9.6 Jurisdiction. Each of Parent, Merger Sub and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of courts of the State of Florida located in Miami-Dade county and of the United States of America located in Miami-Dade county, Florida (the “Relevant Courts”) for any litigation arising out of or relating to this Agreement or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Relevant Courts and agrees not to plead or claim in any Relevant Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 9.6 (Jurisdiction) is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court to an appropriate federal court to the extent the basis for such removal exists under applicable law. The parties agree that the mailing by certified or registered mail, return receipt requested, of any process required by any Relevant Court, to the address specified in Section 9.2 (Notices), shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

Section 9.7 Enforcement. Subject to the remainder of this Section 9.7 (Enforcement), the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof. Accordingly, prior to the valid termination of this Agreement pursuant to Article 8, in the event of any breach or threatened breach by the Company, Parent or Merger Sub of any of their respective covenants or obligations set forth in this Agreement, the Company (on its own behalf and on behalf of any third party beneficiaries designated in Section 9.9 (Parties in Interest), on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to (i) an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable) and to (ii) a decree or order of specific performance to enforce the terms hereof, in addition to any other remedy at law or equity, and this right shall include the right of the Company to cause the Merger to be consummated in accordance with the terms, and subject to the conditions, of this Agreement. Each party agrees that it will not oppose the granting of an injunction or specific performance on the basis that the party seeking such injunction or specific performance has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party hereto seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement under circumstances where injunctions or specific performance are available pursuant to this Section 9.7 (Enforcement), such party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment. Subject to Section 8.4 (Exclusive Remedy), the parties hereto further agree that (x) by seeking the remedies provided for in this Section 9.7 (Enforcement), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that the remedies provided for in this Section 9.7 (Enforcement) are not available or otherwise are not granted, and (y) nothing set forth in this Section 9.7 (Enforcement) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.7 (Enforcement) prior or as a condition to exercising any termination right under Article 8, nor shall the commencement of any legal action or legal proceeding pursuant to, or anything set forth in, this Section 9.7 (Enforcement) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8, or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 9.8 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or electronic data file), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

Section 9.9 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except for Section 6.13 (Directors and Officers Indemnification and Insurance) and Section 9.14 (Non-Recourse) hereof, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Severability. Should any provision of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED, OR WHICH IN THE FUTURE MAY BE DELIVERED, IN CONNECTION WITH THE TRANSACTIONS, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 9.12 Exhibits and Company Disclosure Schedule. The Exhibits, Appendices and Company Disclosure Schedule referenced in this Agreement are a material part of this Agreement.

Section 9.13 Parent Guarantee. Subject to the terms and conditions of this Agreement, Parent agrees to take all action necessary to cause Merger Sub to perform all of agreements, covenants and obligations under this Agreement required to be taken at or prior to the Closing. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub of its obligations under this Agreement required to be taken at or prior to the Closing and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub under this Agreement required to be taken at or prior to the Closing. This is a guarantee of payment and performance and not collectability. In addition, Parent shall ensure that the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

Section 9.14 Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any related documents or the negotiation, execution, performance or non-performance of this Agreement or any related documents (including any representation or warranty made in or in connection with this Agreement, any related documents or as an inducement to enter into this Agreement or any related documents) may be made by any party hereto only against the Persons that are expressly identified as parties hereto or thereto. In no event shall any named party to this Agreement or any related documents have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a named party to this Agreement or any related documents, including without limitation any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to any party to this Agreement for any obligations or liabilities arising under, in connection with or related to this Agreement, any related documents or for any claim based on, in respect of, or by reason of this Agreement, any related documents or their negotiation or execution; and each party hereto or thereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. The parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 9.14 (Non-Recourse).

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers as of the date first written above.

Parent:

Sterigenics U.S., LLC

/s/ Corey H. Grauer
By:	Corey H. Grauer
Title:	Vice President, General Counsel & Corporate Secretary

Merger Sub:

Sterigenics Florida Acquisition Corp.

/s/ Corey Grauer
By:	Corey Grauer
Title:	President, Secretary and Treasurer

[Signatures continue on following page]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers as of the date first written above.

The Company:

Food Technology Services, Inc.

/s/ Richard G. Hunter
By:	Richard G. Hunter, Ph.D.
Title:	President

EXHIBIT B:

DEFINITIONS

“Acceptable Confidentiality Agreements” means a confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company, which shall contain terms at least as restrictive on such other Person as those contained in the Confidentiality Agreement.

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Acquisition Proposal” means any inquiry, expression of interest, proposal or offer for, relating to, or any Person’s indication of interest in, whether in one transaction or a series of related transactions, any (a) merger, consolidation, amalgamation, share exchange, business combination, recapitalization or other similar transaction involving the Company, (b) sale, lease, exchange, transfer, license, or other disposition or acquisition directly or indirectly of any business or assets of the Company representing 20% or more of the consolidated assets of the Company (either as measured by the fair market value thereof or by revenues on a consolidated basis attributable thereto), (c) issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which any Person or “group” (as such term is defined under the Exchange Act), directly or indirectly, acquires or offers to acquire record or beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire record or beneficial ownership, representing 20% or more of the voting power of the outstanding securities of the Company or (d) any liquidation or dissolution of the Company; provided, however, that the term “Acquisition Proposal” shall not include the Merger.

“Additional Approvals” has the meaning assigned to such term in Section 6.5(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Agreement” has the meaning assigned to such term in the Preamble.

“Alternative Acquisition Agreement” has the meaning assigned to such term in Section 6.4(e)(i).

“Approval Time” shall mean the time at which the Company receives the Required Company Stockholder Approval in accordance with applicable Law, the Company’s Articles of Incorporation and Bylaws of the Company.

“Approvals” has the meaning assigned to such term in Section 6.5(b).

“Articles of Incorporation” means the certificate of incorporation of the Company, as amended.

B-1

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in Miami, Florida are authorized or required by law to close.

“Bylaws” means the bylaws of the Company, as amended.

“Articles of Merger” has the meaning assigned to such term in Section 1.2.

“Certificates” has the meaning assigned to such term in Section 3.2(b).

“Change in Recommendation” means following receipt of an Acquisition Proposal that constitutes a Superior Proposal: (i) the Company Board withdraws or modifies (in a manner adverse to Parent), or fails to make, the Company Board Recommendation or (ii) the Company Board recommends that the Company’s stockholders accept or approve the Superior Proposal.

“Claim” has the meaning assigned to such term in Section 6.13(a).

“Closing” has the meaning assigned to such term in Section 1.3.

“Closing Date” has the meaning assigned to such term in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to such term in the Preamble.

“Company Common Stock” has the meaning assigned to such term in the Recitals.

“Company Board” has the meaning assigned to such term in the Recitals.

“Company Disclosure Schedule” has the meaning assigned to such term in the introduction to Article 4.

“Company Employees” means the active employees of the Company.

“Company Financial Advisor” has the meaning assigned to such term in Section 4.20.

“Company Insurance Policies” has the meaning assigned to such term in Section 4.23.

“Company IP Claim” has the meaning assigned to such term in Section 4.18(b).

“Company Material Adverse Effect” means (a) any change, circumstance, fact, event or effect that has occurred that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects that have occurred, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company; provided, however, that no change, circumstance, fact, event or effect to the extent arising out of or resulting from the following shall constitute, in and of itself, a Company Material Adverse Effect: (i) changes generally affecting the industries in which the Company operates, (ii) changes following the date of this Agreement in economic, regulatory or political conditions in the U.S. or elsewhere in the world and changes in capital or financial markets generally, including changes following the date of this Agreement in interest or exchange rates or the availability of financing, (iii) changes following the date of this Agreement in GAAP, applicable laws or interpretations thereof, (iv) any change following the date of this Agreement in the market price or trading volume of the capital stock of the Company or any failure to meet publicly announced revenue, cash flow or earnings projections or predictions (whether such projections or predictions were made by the Company or independent third parties); provided that the underlying causes of such change or failure may, to the extent not otherwise excluded, be considered in determining whether there has been a Company Material Adverse Effect, (v) any Action arising out of this Merger that has been brought against the Company, asserted against the Company or threatened to be brought against the Company, in each instance, by or on behalf of a stockholder of the Company in its capacity as such (other than any stockholder owning (alone or together with its Affiliates) of record or beneficially, more than 20% of the outstanding Company Common Stock), (vi) the announcement or pendency of this Agreement or the Transactions (except that the exclusion in this clause (vi) will not apply to the use of the term “Company Material Adverse Effect” in Section 7.2(a)(ii) with respect to any representation or warranty to the extent the subject matter of such representation or warranty relates to any change, circumstance, fact, event or effect that occurs at or following the date of this Agreement and results from the transactions contemplated hereby), (vii) arising out of or relating to any action taken by Parent, Merger Sub or any of their respective Affiliates (which, for the avoidance of doubt, shall not include the Company) or which Parent has requested in writing to the Company, in each case after the date of this Agreement and (viii) declared or undeclared acts of war, armed hostilities, sabotage, terrorism, pandemics, earthquakes, weather or climatic conditions or other force majeure events or any escalation or worsening of any such declared or undeclared acts of war, armed hostilities, sabotage, terrorism, pandemics, earthquakes, weather or climatic conditions or other force majeure events threatened or underway as of the date of this Agreement; provided, however, that any change, circumstance, fact, event or effect described in clauses (i) through (iii) or (viii) may be taken into account when determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent such change, circumstance, fact, event or effect has or would reasonably be expected to have a disproportionate impact on the Company as compared to other companies that are similar to the Company and that conduct business in the countries and in the industries in which the Company conducts business; (b) a material adverse change in the Company’s relationship with its largest customer (provided, however, that no such change arising out of or resulting from the direct or indirect solicitation or attempted solicitation of any business from such customer, or the direct or indirect request or giving of advice to such customer to withdraw, curtail or cancel such customer’s business with the Company, by Parent, Merger Sub, Sterigenics International LLC or any of their respective Affiliates shall constitute a “Company Material Adverse Effect”); or (c) any of the Company’s material Permits that are required by the Company to own and operate its assets or carry on its business as currently conducted have been revoked or held invalid for a period of more than five (5) Business Days by a Governmental Entity.

“Company Plans” has the meaning assigned to such term in Section 4.13(a).

“Company Product(s)” means any product or service that is owned, currently being or at any time has been developed, manufactured, supported, marketed, distributed, licensed, sold or made available by Company.

“Company Intellectual Property” means any and all Technology and Intellectual Property Rights that has been used or is currently used in the conduct of the business of the Company.

“Company Reports” has the meaning assigned to such term in Section 4.5(a).

“Company Stock Options” has the meaning assigned to such term in Section 3.4(a).

“Company Stock Option Plans” has the meaning assigned to such term in Section 3.4(a).

“Company Termination Fee” means an amount in cash equal to $800,000.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 5, 2013, by and between Sterigenics International LLC and the Company, as the same may be amended from time to time.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Continuing Employee” means any Company Employee as of the Effective Time who continues his or her employment with Parent or any of its Subsidiaries (including the Surviving Corporation) following the Effective Time.

“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement, whether oral or written.

“Dissenting Shares” has the meaning assigned to such term in Section 3.1(a).

“Dissenting Stockholders” has the meaning assigned to such term in Section 3.1(a).

“Effective Time” has the meaning assigned to such term in Section 1.2.

“Embedded Software” means third-party firmware licensed from third parties that is embedded in equipment for which the actual source code is inaccessible to the Company.

“Environmental Law” means any federal, state, local or foreign laws, relating to (a) the protection, preservation or restoration of the environment (including, air, water, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (b) Hazardous Substance Activities in each case as amended and as in effect on the date hereof or (c) pollution or protection of the indoor or outdoor environment, health or natural resources, including, without limitation, CERCLA, 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.

“Environmental Permits” has the meaning assigned to such term in Section 4.16(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person under common control with the Company or that, together with the Company, could be deemed a single employer within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (e), (m), or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

“Exchange Agent” has the meaning assigned to such term in Section 3.2(a).

“Exchange Fund” has the meaning assigned to such term in Section 3.2(a).

“Expense Statement” has the meaning assigned to such term in Section 6.19(k).

“Expenses” has the meaning assigned to such term in Section 6.13(a).

“FBCA” has the meaning assigned to such term in the Recitals.

“Funded International Company Plan” has the meaning assigned to such term in Section 4.13(n).

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Entity” means (i) any nation, state, county, city, town, borough, village, district or other jurisdiction, (ii) any federal, state, local, municipal, foreign or other government, (iii) any governmental or quasi-governmental body of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), (iv) any multinational organization or body, and (v) any Person or other body entitled or purporting to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or official of any of the foregoing.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance for which exposure is regulated by any Governmental Entity or any Environmental Law including, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

“Hazardous Substance Activities” means the transportation, transfer, recycling, processing, mining, storage, use, treatment, manufacture, removal, registration, remediation, release, labeling, production, disposal, packaging, handling, exposure of others to, sale, or distribution of any Hazardous Substance or any product or waste containing a Hazardous Substance, including, but not limited to, compliance with any recycling, product take-back or product content requirements.

“Inbound Licenses” has the meaning assigned to such term in Section 4.18(a).

“Indebtedness” with respect to a Person, shall mean all Liabilities of such Person and its Subsidiaries without duplication, (including any applicable interest and premiums, penalties, fees, expenses, breakage costs, payments resulting from a change of control, or repayment costs (including with respect to any prepayment or termination thereof (regardless if any of such are actually paid or terminated) or any increased amount owed thereunder in connection with the transactions contemplated hereby)), (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Person or its Subsidiaries (even though the rights and remedies of the seller or lender under the agreement in the event of default are limited to repossession or sale of that property), (v) under capital leases (including any Liabilities that should be recorded as capital leases under GAAP, whether or not so recorded) or (vi) in the nature of guarantees of the obligations described in the preceding clauses (i)–(v), inclusive, of any other Person.

“Indemnitors” has the meaning assigned to such term in Section 6.13(a).

“Indemnified Parties” has the meaning assigned to such term in Section 6.13(a).

“Intellectual Property Rights” means any rights in, arising out of or associated with any of the following: (i) United States, international and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part, patent disclosures, mask works and integrated circuit topographies) and all equivalents thereof; (ii) Software (including source and object code) and related documentation, confidential information, trade secrets, inventions (whether patentable or not), proprietary and confidential business information, customer lists, proprietary and confidential: know how, show how, and all documentation relating to any of the foregoing; (iii) United States and foreign copyrights, copyright registrations and applications therefor in both published and unpublished works; (iv) United States and foreign trademarks and service marks (whether or not registered), including designs, logos, slogans and general intangibles of like nature, together with goodwill appurtenant thereto, and applications for registration of any of the foregoing; and (v) Internet domain name registrations.

“International Company Plan” has the meaning assigned to such term in Section 4.13(n).

“Knowledge” means, as to any party, the knowledge of the executive officers of the party plus, with respect to the Company, the knowledge of the other individuals set forth on Schedule A.

“Law” or “laws” means, with respect to any Person, all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including awards of any arbitrator), judgments and decrees (including laws relating to the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; and safety, health and fire prevention), in each case, that is applicable to such Person and to the businesses and assets thereof.

“Leased Real Property” has the meaning assigned to such term in Section 4.15.

“Leases” has the meaning assigned to such term in Section 4.15.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, Law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liabilities” shall mean, with respect to any Person, any and all liabilities and obligations of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, all liabilities and obligations related to Indebtedness or guarantees, costs, expenses, royalties payable, and other reserves, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, employee expense obligations and all other liabilities and obligations of such Person or any of its Subsidiaries or Affiliates, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.

“Liens” means pledges, claims, encumbrances, mortgages, security interests, equities, options, rights of first refusal, or charges of any nature whatsoever.

“Made Available” means, with respect to any documents or other information and materials, such documents or other information and materials that shall have been delivered (or caused to be delivered by) the Company to Parent.

“Material Contracts” has the meaning assigned to such term in Section 4.17(a).

“Merger” has the meaning assigned to such term in the Recitals.

“Merger Sub” has the meaning assigned to such term in the Preamble.

“New Plans” has the meaning assigned to such term in Section 6.11(a).

“Open Source Software” means any Software that is subject to any: “open source,” “copyleft,” or other similar types of license terms (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla license, Berkeley Software Distribution license, Open Source Initiative license, MIT, Apache, and Public Domain licenses, and the like), including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses.

“Ordinary Course of Business” shall mean the ordinary course of business of the Company, consistent with past practices.

“Outside Date” has the meaning assigned to such term in Section 8.1(b)(i).

“Outbound Licenses” has the meaning assigned to such term in Section 4.18(a).

“Owned Real Property” has the meaning assigned to such term in Section 4.15.

“Parent” has the meaning assigned to such term in the Preamble.

“Parent Disclosure Schedule” has the meaning assigned to such term in the introduction to Article 5.

“Parent Material Adverse Effect” means any change, circumstance, fact, event or effect that would reasonably be expected to prevent, or materially hinder or delay, Parent or Merger Sub from consummating the Transactions.

“Parent Termination Fee” has the meaning assigned to such term in Section 8.4.

“Per Share Merger Consideration” shall mean $7.23 per share of Company Common Stock.

“Permits” has the meaning assigned to such term in Section 4.10.

“Permitted Liens” means, as to any Person (a) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Person’s books in accordance with GAAP principles and (b) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and or which adequate reserves in accordance with GAAP shall have been set aside on its books.

“Person” means any association, individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other legal entity, or any Governmental Entity or any department or agency thereof.

“Predecessors” means any person that may be a predecessor entity or entities to the Company by any legal means, including without limitation, (i) pursuant to any legal requirement, whether by statutory merger, de facto merger, consolidation, combination, division, dissolution, share transfer agreement, reorganization, transfer of a majority or controlling equity interest, or otherwise or (ii) based on any theory or doctrine of successor liability, whether by statute or at common law.

“Real Property” means collectively the Owned Real Property and the Leased Real Property.

“Registered Company Intellectual Property Rights” has the meaning assigned to such term in Section 4.18(a).

“Related Person Contract” has the meaning assigned to such term in Section 4.17(a)(xxi).

“Related Person” means any director, officer, employee, Affiliate (including any stockholder of the Company that owns more than 5% of the outstanding securities of the Company) or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of the Company.

“Release” has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601(22).

“Relevant Courts” has the meaning assigned to such term in Section 9.6.

“Representatives” means, with respect to any Person, any of its officers, directors, employees, Affiliates, attorneys, accountants, advisors, investment bankers, financial advisers or other agents or representatives and any authorized representative.

“Required Company Stockholder Approval” has the meaning assigned to such term in Section 4.4(e).

“Required Governmental Approvals” means any clearance, consent approval, order or authorization of or by any Governmental Entity required in connection with this Agreement or the consummation of the Transactions contemplated hereby, and any required notifications to any Governmental Entity required in connection with this Agreement or the consummation of the Transactions contemplated hereby, to the extent required by any applicable Legal Requirements, including the Approvals.

“Sarbanes-Oxley Act” has the meaning assigned to such term in Section 4.5(a).

“SEC” has the meaning assigned to such term in the Section 4.4(c).

“Securities Act” means the Securities Act of 1933, as amended, and together with the rules and regulations thereunder.

“Shares” has the meaning assigned to such term in Section 3.1(a).

“Significant Holder” has the meaning assigned to such term in the Recitals hereto.

“Software” means computer software and programs in any form, including source code and object code form, operating systems, database management code, firmware and utilities, and all related documentation, developer notes, comments and annotations.

“Stockholders Agreement” has the meaning assigned to such term in the Recitals.

“Subsidiary” means, when used with reference to any Person, any corporation, partnership, limited liability company, business trust, joint venture or other entity of which such person or entity (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, fifty percent (50%) or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity.

“Superior Proposal” means any bona fide written offer that is an Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as references to 80% for these purposes) that did not result from or arise in connection with a breach of this Agreement by the Company and that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated, and if consummated would be more favorable to the Company’s stockholders (in their capacity as such) from a financial point of view than the Merger, taking into account (i) such factors that the Company Board considers to be appropriate and (ii) any adjustment to the terms and conditions of this Agreement in response to such Acquisition Proposal that have been delivered to the Company by Parent in writing during the Notice Period contemplated by Section 6.4(e) (Change in Recommendation; Termination), that Parent has irrevocably committed to in writing and that will be binding on Parent upon acceptance by the Company.

“Surviving Corporation” has the meaning assigned to such term in Section 1.1.

“Tax Return” means any return, report or other document or information supplied or required to be supplied to a taxing authority in connection with Taxes (including any schedule or attachment thereto or amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means (i) all taxes, including, income, estimated income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, unclaimed property, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and every telecommunications, telecommunications relay service, universal service, local telephone number portability, North American Numbering Plan Administrator, 911 or E911, or other tax or governmental fee of any kind (and any estimated payments in respect of any of the foregoing) (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

“Technology” means (i) Software (including software development kits, APIs, computer programs, codecs, interfaces, software implementations of algorithms and models and methodologies), whether in source code, object code, or other form, (ii) databases, compilations, collections of data and data, (iii) inventions (whether or not patentable), (iv) methods and processes, (v) designs and schematics, (vi) know-how, and (vii) works of authorship, including documentation (e.g. user manuals and training materials).